Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

WELLS FARGO RETAIL FINANCE II, LLC

The Lender

DELIA*S, INC.

THE LEAD BORROWER

FOR:

DELIA*S, INC.

ALLOY MERCHANDISE, LLC

DELIA*S ASSETS CORP.

SKATE DIRECT, LLC

DELIA*S GROUP INC.

DELIA*S OPERATING COMPANY

DELIA*S RETAIL COMPANY

The Borrowers

MAY 17, 2006

4.6	Lease Amendments. New Stores. Store Closings.	60
4.7	Title to Assets.	61
4.8	Indebtedness.	62
4.9	Insurance.	64
4.10	Licenses	64
4.11	Leases.	65
4.12	Requirements of Law.	65
4.13	Labor Relations	66
4.14	Maintain Properties	67
4.15	Taxes.	68
4.16	No Margin Stock	69
4.17	ERISA.	69
4.18	Hazardous Materials	70
4.19	Litigation	70
4.20	Dividends. Investments. Corporate Action	70
4.21	Loans	71
4.22	Protection of Assets	71
4.23	Line of Business	71
4.24	Affiliate Transactions	71
4.25	Further Assurances.	72
4.26	Adequacy of Disclosure.	73
4.27	No Restrictions on Liabilities	74
4.28	Other Covenants	75

ARTICLE 5: Financial Reporting and Performance Covenants:		75

5.1	Maintain Records	75
5.2	Access to Records	76
5.3	Immediate Notice to Lender.	76
5.4	Borrowing Base Certificate and Excess Availability, Qualified Cash and Cash Equivalents Calculation	78
5.5	Monthly Reports	78
5.6	Annual Reports.	78
5.7	Officers’ Certificates	80
5.8	Inventories, Appraisals, and Audits.	80
5.9	Additional Financial Information. Business Plan.	83
5.10	Financial Performance Covenants.	84
5.11	E-Reporting	85

ARTICLE 6: Use of Collateral:		85

6.1	Use of Inventory Collateral.	85
6.2	Inventory Quality	86
6.3	Adjustments and Allowances	86
6.4	Validity of Accounts.	86
6.5	Notification to Account Debtors	86

ARTICLE 7: Cash Management. Payment of Liabilities:		86

7.1	Depository Accounts.	86
7.2	Credit Card Receipts.	87
7.3	The Concentration, Blocked, and Operating Accounts.	88
7.4	Proceeds and Collections .	89
7.5	Payment of Liabilities.	91
7.6	The Operating Account	92

ARTICLE 8: Grant of Security Interest		92

8.1	Grant of Security Interest	92
8.2	Extent and Duration of Security Interest.	93

ARTICLE 9: Lender As Borrower’s Attorney-In-Fact:		93

9.1	Appointment as Attorney-In-Fact	93
9.2	No Obligation to Act	94

ARTICLE 10: Events of Default:		95

10.1	Failure to Pay the Revolving Credit	95
10.2	Failure To Make Other Payments	95
10.3	Failure to Perform Covenant or Liability (No Grace Period)	95
10.4	Failure to Perform Covenant or Liability (Grace Period)	95
10.5	Misrepresentation	96
10.6	Acceleration of Other Debt. Breach of Lease.	96
10.7	Default Under Other Agreements	96
10.8	Uninsured Casualty Loss	96
10.9	Attachment. Judgment. Restraint of Business.	96
10.10	Business Failure	97
10.11	Bankruptcy	97
10.12	Indictment - Forfeiture	97
10.13	Guarantor’s Default	97
10.14	Termination of Guaranty	97
10.15	Challenge to Loan Documents.	97
10.16	Change in Control	98
10.17	Material Adverse Change	98

ARTICLE 11: Rights and Remedies Upon Default:		98

11.1	Acceleration	98
11.2	Rights of Enforcement	98
11.3	Sale of Collateral	99
11.4	Occupation of Business Location	100
11.5	Grant of Nonexclusive License	100
11.6	Assembly of Collateral	100
11.7	Rights and Remedies	101

ARTICLE 12: Notices:		101

12.1	Notice Addresses	101
12.2	Notice Given.	102

ARTICLE 13: Term:		103

13.1	Termination of Revolving Credit.	103
13.2	Actions On Termination.	103

ARTICLE 14: General:		104

14.1	Protection of Collateral	104
14.2	Publicity	104
14.3	Successors and Assigns.	104
14.4	Severability	105
14.5	Amendments. Course of Dealing.	105
14.6	Power of Attorney	106
14.7	Application of Proceeds	106
14.8	Increased Costs.	106
14.9	Costs and Expenses of the Lender.	107
14.10	Copies and Facsimiles	108
14.11	Massachusetts Law	108
14.12	Consent to Jurisdiction.	108
14.13	Indemnification	109
14.14	Rules of Construction	110
14.15	Intent	111
14.16	Participations	112
14.17	Confidentiality	112
14.18	Right of Set-Off	113
14.19	Pledges To Federal Reserve Banks	113
14.20	Maximum Interest Rate	113
14.21	Waivers.	113
14.22	Existing Loan Agreement Amended and Restated	114

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT	Wells Fargo Retail Finance II, LLC THE LENDER

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of May 17, 2006, is made between Wells Fargo Retail Finance II, LLC (the “Lender”), a Delaware limited liability company with offices at One Boston Place - 19th Floor, Boston, Massachusetts 02108, and

dELiA*s, Inc., a Delaware corporation with its principal executive offices at 435 Hudson Street, New York, New York 10014, as agent (in such capacity, the “Lead Borrower”) for the following (individually, a “Borrower” and, collectively, the “Borrowers”):

dELiA*s, Inc., a Delaware corporation,

Alloy Merchandise, LLC, a Delaware limited liability company,

dELiA*s Assets Corp., a Delaware corporation,

Skate Direct, LLC, a Delaware limited liability company,

dELiA*s Group Inc., a Delaware corporation,

dELiA*s Operating Company, a Delaware corporation,

dELiA*s Retail Company, a Delaware corporation,

each with its principal executive offices at 435 Hudson Street, New York, New York 10014,

WITNESSETH:

WHEREAS, certain of the Borrowers and the Lender entered into an Amended and Restated Loan and Security Agreement dated as of October 14, 2004 (as amended and in effect through, but ending on, the Effective Date, the “Existing Loan Agreement”);

WHEREAS, such Borrowers and the Lender desire to amend and restate the Existing Loan Agreement in order to, among other things, include those Borrowers not party to the Existing Loan Agreement and to revise certain terms and conditions contained therein, and the Borrowers that are not party to the Existing Loan Agreement (including the Lead Borrower) desire to become party to, and to be bound by, this Agreement; and

WHEREAS, each of the Borrowers (other than the Lead Borrower) is a wholly-owned, direct or indirect subsidiary of the Lead Borrower and will derive direct benefits from the loan and other financial accommodations extended to the Lead Borrower or any other Borrower hereunder.

NOW THEREFORE, in consideration of the mutual covenants herein contained and benefits to be derived herefrom, it is hereby agreed that the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1: DEFINITIONS:

As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“1934 Act”: The Securities Exchange Act of 1934, as amended.

“Account Debtor”: Has the meaning given that term in the UCC.

“Accounts” and “Accounts Receivable”: All “accounts” as defined in the UCC, and also, without limitation, all: accounts, accounts receivable, receivables, and rights to payment (whether or not earned by performance) for: property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; services rendered or to be rendered; a policy of insurance issued or to be issued; a secondary obligation incurred or to be incurred; energy provided or to be provided; the use or hire of a vessel; arising out of the use of a credit or charge card or information contained on or used with that card; winnings in a lottery or other game of chance; and also all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

“ACH”: Automated clearing house.

“Affiliate”: With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person; or (iv) one directly or indirectly is under the common control of the other by reason of direct or indirect power to direct or cause the direction of management and policies of the other (through the ownership of voting securities, by contract, or on any other basis).

“Applicable Law”: As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all (A) court orders and injunctions, (B) arbitrator’s written decisions, and/or (C) similar rulings which similar rulings are in writing, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other legislative or administrative body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Approved Bank Issuer”: (x) Any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, having capital and surplus in an aggregate amount not less than $500,000,000 which has not less than the second highest rating by a nationally recognized credit rating agency and (y) the Lender (and Affiliates of the Lender).

“Availability”: The result of the following:

(i)	The lesser of

(A)	The Credit Limit

or

(B)	The Borrowing Base

Minus

(ii)	The aggregate unpaid balance of the Loan Account.

Minus

(iii)	The aggregate undrawn Stated Amount of all then outstanding L/C’s.

Minus

(iv)	The aggregate of the Availability Reserves.

Minus

(v)	The Availability Block.

“Availability Block”: As of any date of determination, a permanent “Availability Block” (so-called) in an amount equal to the greater of: (i) 6.5% of the Credit Limit (exclusive of any temporary increase in the Credit Limit requested by the Lead Borrower in accordance with the terms of Section 2.2(a) hereof), as in effect on such date; or (ii) $1,500,000.00.

“Availability Reserves”: As of any date of determination, such reserves as the Lender from time to time determines in the Lender’s reasonable discretion as being appropriate to reflect the impediments to the Lender’s ability to realize upon the Collateral, as specified in a written notice to the Lead Borrower; provided that the Availability Reserves in effect as of the

Effective Date are as specified in Section 2.3(a) hereof. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

(i)	Rent as provided in Sections 4.5(e) and 4.5(f).

(ii)	50% of all Customer Credit Liabilities under 365 days old.

(iii)	Bank Product Reserves.

(iv)	Taxes and other governmental charges, including, ad valorem, personal property, and other taxes which reasonably could be expected, as of such date of determination, to have priority over the Collateral Interests of the Lender in the Collateral.

(v)	L/C Landing Costs.

(vi)	Self funded insurance premiums to be paid based on the prior three (3) months’ premium paid.

(vii)	Returns, initially in an amount equal to fifty percent (50%) of the returns reserve as reflected in the Borrowers’ general ledger from time to time.

“Average Excess Availability”: Means, for the subject Fiscal quarter, the aggregate of the amount of Excess Availability on each day in the Fiscal quarter, divided by the number of calendar days in the subject Fiscal quarter.

“Bank Product Agreements”: Those certain cash management service agreements entered into from time to time by any Borrower in connection with any of the Bank Products.

“Bank Product Obligations”: All obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower to the Lender, Wells Fargo Bank, N.A., or any of their Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Borrower is obligated to reimburse to the Lender as a result of the Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Borrower pursuant to the Bank Product Agreements.

“Bank Products”: Any service or facility extended to any Borrower by Wells Fargo Bank, N.A. or any of its Affiliates: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) hedge agreements.

“Bank Product Reserves”: As of any date of determination, the amount of reserves that the Lender has established (based upon Wells Fargo Bank, N.A.’s or its Affiliate’s reasonable determination of the credit exposure in respect of then extant Bank Products) for Bank Products then provided or outstanding.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Blocked Account”: Any DDA into which the contents of any other DDA is transferred.

“Blocked Account Agreement”: An agreement, in form reasonably satisfactory to the Lender, which agreement recognizes the Lender’s Collateral Interest in the contents of the DDA which is the subject of such agreement and agrees that, on notice from the Lender, such contents thereafter shall be transferred only to the Concentration Account (or, with respect to the Concentration Account, to the Lender’s Depository Account).

“Borrower” and “Borrowers”: Is defined in the Preamble.

“Borrowing Base”: The aggregate of the following:

(i)	The result of the lesser of (a) or (b):

(a) The product of the Cost of Eligible Inventory (exclusive of Eligible In-Transit Inventory and Eligible L/C Inventory) (net of Inventory Reserves) multiplied by the Inventory Advance Rate.

or

(b) The product of (i) the NRLV Percentage, times (ii) (x) 90% during the fiscal months of July, August, October, and November each year, as described on the retail calendar attached hereto as EXHIBIT 1.1 (the “Retail Calendar”), or (y) 87.5% during the fiscal months of June and September each year, as described on the Retail Calendar, or (z) 85% during all other fiscal months each year, as described in the Retail Calendar), times (iii) the Cost of Eligible Inventory (exclusive of Eligible In-Transit Inventory and Eligible L/C Inventory), net of Inventory Reserves.

plus,

(ii)	the lesser of (a) or (b):

(a) The product of (i) the NRLV Percentage times (ii) (x) 90% during the fiscal months of July, August, October, and November each year, as described on the Retail Calendar, or (y) 87.5% during the fiscal months of June and September each year, as described on the Retail Calendar, or (z) 85% during all other fiscal months each year, as described in the Retail Calendar), times (iii) the Cost of Eligible In-Transit Inventory, net of Inventory Reserves.

or

(b) The lesser of (i) five percent (5%) of the Credit Limit or (ii) $2,000,000.00.

plus,

(iii)	the Cost of Eligible L/C Inventory (net of Inventory Reserves), times 50%.

plus,

(iv)	The lesser of:

(a) 25% of the Credit Limit,

or

(b) The face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate.

plus,

(v)	100% of all Eligible Cash and Cash Equivalents, provided that Eligible Cash and Cash Equivalents included in the Borrowing Base may not be withdrawn from the respective account, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Lender with (i) not less than three (3) Business days written notice of such intended withdrawal and (ii) a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no OverLoan will result.

“Borrowing Base Certificate”: Is defined in Section 5.4.

“Business Day”: Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in New York, New York, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

“Business Plan”: The Borrowers’ business plan annexed hereto as EXHIBIT 5.9(b) and any revision, amendment, or update of such business plan presented by the Lead Borrower to the Lender as to which the Lender has provided its written sign-off. (See Section 5.9(c) which relates to the Lender’s signing off on a revised business plan in the event of the refinancing of the Hanover Property Indebtedness).

“Capital Expenditures”: The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

“Capital Lease”: Any lease which should be capitalized in accordance with GAAP.

“Cash Dominion Release Event”: Either (a) there are no Revolving Credit Loans outstanding and the Lender has agreed, in its sole discretion, that the most recent financial statements delivered by the Borrowers project that no Revolving Credit Loans will be outstanding for at least six (6) months thereafter, or (b) as of any date of determination, the Borrowers have maintained the aggregate of Excess Availability plus Qualified Cash and Cash Equivalents, if any, in an amount greater than $10,000,000.00 for thirty (30) consecutive days prior to any such date, provided that, in the case of clauses (a) and (b), no Default or Event of Default has occurred and is continuing. Notwithstanding the foregoing, the release of cash dominion under the foregoing circumstances shall not prejudice the Lender’s rights to reinstitute full cash dominion in accordance with the terms of Article 7: (as in effect on the Effective Date) if, at any time following the occurrence of a Cash Dominion Release Event, (a) a Default or Event of Default has thereafter occurred and is continuing, and/or (b) the Borrowers thereafter fail to maintain the aggregate of Excess Availability plus Qualified Cash and Cash Equivalents, if any, in an amount greater than $10,000,000.00 for five (5) consecutive Business Days, and/or (c) the Borrowers fail to maintain the aggregate of Excess Availability plus Qualified Cash and Cash Equivalents, if any, in an amount greater than $7,500,000.00 at any time. Once full cash dominion has been reinstated, a Cash Dominion Release Event thereafter may occur if, and only if, the Borrowers maintain the aggregate of Excess Availability plus Qualified Cash and Cash Equivalents, if any, in an amount equal to at least $10,000,000.00 for at least thirty (30) consecutive days.

“Cash Equivalents”: Each of the following, but only to the extent that Section 4.25 (which relates to further assurances) is satisfied with respect thereto:

(a)	Securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof and entitled to the full faith and credit of the United States of America.

(b)	Dollar denominated commercial paper issued by any Approved Bank Issuer or by the parent company of any Approved Bank Issuer and commercial paper issued by, or guaranteed by, any Person with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each instance maturing within twelve months after the date of acquisition.

(c)	Marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state of any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, have one of the two highest ratings obtainable from either S&P or Moody’s.

(d)	Any repurchase agreement entered into with any Approved Bank Issuer which is secured by any obligation of the type described in any of clauses (a) through (c) of this Definition.

(e)	Investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) of this Definition.

“Change in Control”: The occurrence of any of the following:

(a)	More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month following the Effective Date), cease to be directors of the Lead Borrower for any reason other than (i) death or disability or (ii) replacement by individuals whose nomination for election to the relevant board of directors is approved, prior to such election, by a majority of the directors of the relevant board of directors.

(b)	Any failure of the Lead Borrower directly or indirectly to own, beneficially and of record, 100% of the capital stock or share capital or limited liability company interests of all of the Borrowers.

“Chattel Paper”: Has the meaning given that term in the UCC.

“Closing Date”: October 14, 2004.

“Collateral”: Is defined in Section 8.1.

“Collateral Interest”: Any interest in property to secure an obligation, including, without limitation, a security interest, mortgage, and deed of trust.

“Collateral Interest Restrictions”: Any restriction to the creation of a Collateral Interest to the extent that such restriction is not made ineffective by UCC Sections 9-401, 9-407, 9-408, or 9-409.

“Concentration Account”: Is defined in Section 7.3(a)(ii).

“Consolidated”: When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Lead Borrower and the other Borrowers and their respective consolidated subsidiaries.

“Cost”: The lower of (a) or (b), where:

(a)	is the calculated cost of purchases, based upon the Borrowers’ accounting practices, known to the Lender, which practices are in effect on the date on which this Agreement was executed as such calculated cost is determined from: invoices received by the Borrowers; the Borrowers’ purchase journal; or the Borrowers’ stock ledger.

(b)	is the cost equivalent of the lowest ticketed or promoted price at which the subject Inventory is offered to the public by a Borrower, after all mark-downs (whether or not such price is then reflected on the Borrowers’ accounting system), which cost equivalent is determined in accordance with the Lead Borrower’s historic accounting method reflecting the Borrowers’ historic business practices.

(“Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold).

“Costs of Collection”: Includes, without limitation, all attorneys’ reasonable fees and reasonable out-of-pocket expenses incurred by the Lender’s outside attorneys, and all reasonable out-of-pocket costs incurred by the Lender in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Lender, where such costs and expenses are directly or indirectly related to or in respect of the Lender’s: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the then effective Prime Rate.

“Credit Card Advance Rate”: 85%

“Credit Limit”: $40,000,000.00, initially capped at $25,000,000.00 with the ability of the Borrowers to request one or more permanent increases in an aggregate amount of $15,000,000.00 in increments of at least $5,000,000.00 each, by the Lead Borrower providing written notice to the Lender of the Borrowers’ request in accordance with the terms of Section 2.2 hereof. Upon the implementation of each permanent increase to the Credit Limit, the Borrowers shall pay to the Lender an incremental origination fee in the amount of .20% of the amount of each permanent increase. The Lead Borrower may also request a temporary increase in the Credit Limit as provided in Section 2.2 hereof.

“Customer Credit Liability”: Gift certificates, customer deposits, merchandise credits, layaway obligations, frequent shopping programs, and similar liabilities of any Borrower to its retail customers and prospective customers.

“DDA”: Any checking or other demand daily depository account maintained by any Borrower, other than any Exempt DDA.

“Default”: Any occurrence, circumstance, or state of facts with respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

“Deposit Account”: Has the meaning given that term in the UCC and also includes all demand, time, savings, passbook, or similar accounts maintained with a bank.

“Documentary L/C”: An L/C issued pursuant to this Agreement, the drawing under which requires the delivery of bills of lading, airway bills or other similar types of documents of title.

“Documents”: Has the meaning given that term in the UCC.

“Documents of Title”: Has the meaning given that term in the UCC.

“Early Termination Fee”: Is defined in Section 2.14(c).

“Effective Date”: The date upon which the conditions precedent set forth in Article 3 hereof have been satisfied or waived and the first Revolving Credit Loans are to be made (or deemed to be made) and L/Cs to be issued (or deemed to be issued) hereunder.

“Eligible Cash and Cash Equivalents”: Each of the following:

(a)	Unrestricted cash of the Borrowers from time to time deposited in a DDA or investment account in the name of any Borrower maintained with Wells Fargo Bank, N.A. (excluding any amounts on deposit in any escrow, or special purpose or restricted account, such as an account specifically designated for payroll or sales taxes), which DDA or investment account is subject to a first perfected security interest in favor of the Lender and is under the “control” (as defined in the UCC) of the Lender, on terms and conditions reasonably satisfactory to the Lender.

(b)	All cash equivalents from time to time held in an investment account in the name of any Borrower maintained with Wells Fargo Bank, N.A. or other major financial institution, which investment account is subject to a first priority perfected security interest in favor of the Lender and is under the “control” (as defined in the UCC) of the Lender, on terms and conditions reasonably satisfactory to the Lender.

(c)	Without duplication of the items set forth in clause (b) above, all other investment products offered by Wells Fargo Bank, N.A. for overnight investment of cash as of the Effective Date, and such additional overnight investments as may hereafter be offered by Wells Fargo Bank, N.A. or any successor to Wells Fargo Bank, N.A., subject to the prior approval of the Lender, not to be unreasonably withheld.

“Eligible Credit Card Receivables”: Under 4 business day accounts due on a non recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the discretion of the Lender to be eligible).

“Eligible In-Transit Inventory”: As of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from a foreign location for receipt by a Borrower within forty-five (45) days of the date of determination, but which has not yet been delivered to a Borrower, (b) for which payment has been made by a Borrower and title has passed to a Borrower, (c) for which the document of title reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Lender has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Lender, by the delivery of a customs broker agency agreement, satisfactory to the Lender), and (e) which otherwise would constitute Eligible Inventory.

“Eligible Inventory”: All Inventory of the Borrowers which consists of finished goods held for resale in the ordinary course of the business of the Borrowers based on the application of the Eligible Inventory Criteria, which criteria shall be applied to such Inventory in the exercise of the Lender’s discretion.

“Eligible Inventory Criteria”: As of the Effective Date, as set forth below and subject to resetting as provided in Section 2.4. “Eligible Inventory” does not include any of the following:

(a)	Inventory which is not then in compliance with any representation or warranty included in any Loan Document.

(b)	Inventory in the possession of a contract manufacturer, or in the possession of a third party on consignment or pursuant to a sale on approval or sale or return, or otherwise located at the place of business of a third party at which such party deals in goods of that kind or under other circumstances in which such third party or creditors of such third party may be able to assert rights in the Inventory.

(c)	Inventory, title to which is evidenced by warehouse receipts or other documents of the title.

(d)	Inventory which is located at premises other than one then owned or leased by a Borrower.

(e)	Inventory sold on lay-away or any similar arrangement; provided, however, that an aggregate amount at any one time of up to $50,000.00 in such Inventory, the sale of which under such arrangements has not yet been reflected by being relieved from the Borrowers’ stock ledger, will be deemed to be Eligible Inventory (provided that all other Eligible Inventory Criteria are satisfied).

(f)	Inventory which is damaged, defective, or otherwise not salable in the ordinary course of business.

(g)	Inventory which is not similar in type to that which the Borrowers offer for resale in the ordinary course (i) in the businesses in which they were engaged at the execution of this Agreement or (ii) in a business reasonably related thereto.

(h)	Inventory which consists of packaging and shipping materials.

(i)	Inventory which consists of supplies used or consumed in any Borrower’s business.

(j)	Inventory which is subject to an Encumbrance (even if such Encumbrance is a Permitted Encumbrance) other than an Encumbrance in favor of the Lender.

(k)	Inventory which has been sold on a bill and hold basis.

(l)	Inventory which is not subject to the prior and only perfected security interest in favor of the Lender.

(m)	Returned Inventory which is not first quality goods being held for resale.

(n)	Inventory being held to be returned to vendors.

(o)	Inventory which has been subject to more than one transfer from a Sales Channel to another other than in the ordinary course of business.

“Eligible L/C Inventory”: As of the date of determination thereof, without duplication of other Eligible Inventory, Inventory (a) not yet delivered to a Borrower, (b) the purchase of which is supported by a Documentary Letter of Credit having an expiry within forty-five (45) days of such date of determination, (c) for which the document of title reflects a Borrower as consignee (along with delivery to such Borrower of the documents of title with respect thereto), (d) as to which the Lender has control over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Lender, by the delivery of a customs broker agency agreement, satisfactory to the Lender), and (e) which otherwise would constitute Eligible Inventory.

“Employee Benefit Plan”: Any employee pension plan, as defined in Section 3(2) of ERISA and covered by Title IV of ERISA.

“Encumbrance”: Each of the following:

(a)	A Collateral Interest or agreement to create or grant a Collateral Interest; the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

(b)	The filing, authorized by a Borrower, of any financing statement under the UCC or comparable law of any jurisdiction other than a filing in respect of a lease otherwise permitted by this Agreement.

“End Date”: The date upon which all of the following conditions are satisfied: (a) all payment Liabilities described in Section 13.2(a) have been paid in full; (b) those arrangements concerning L/C’s, Bank Products, and Bank Product Obligations which are described in Section 13.2(b) have been made; and (c) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated.

“Environmental Laws”: All of the following:

(a)	Applicable Law which regulates or relates to, or imposes any standard of conduct or liability on account of or in respect to pollution or protection of the environment, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

(b)	The common law to the extent that it relates to damage to Persons or property from releases of or exposure to Hazardous Materials.

“Equipment”: All “equipment” as defined in the UCC, and also, without limitation, all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Borrower’s business, and any and all accessions or additions thereto, and substitutions therefor.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”: Any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Events of Default”: Is defined in Article 10:. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Lender or cured by the Borrowers.

“Excess Availability”: The result of (a) Availability minus (b) all then past due obligations of the Borrowers (after the expiration of all applicable grace periods and consensual time period extensions), including accounts payable which are beyond customary trade terms extended to the Borrowers and rent obligations of the Borrowers, in each case which are beyond applicable grace periods and consensual time period extensions, and which are not then otherwise reflected in the Availability Reserve.

“Excluded Assets” : The following:

(a)	The Excluded Hanover Property.

(b)	Any rights or interest in any Leasehold Interest, General Intangible, or Payment Intangible to the extent that the creation of a security interest therein is prohibited by terms by which the relevant Borrower is bound and such restriction is a Collateral Interest Restriction.

(c)	Trademarks listed on Schedule A to the Security Agreement dated February 24, 2003 entered into between dELiA*s Brand LLC and JLP Daisy LLC (the “Excluded Trademarks”).

“Excluded Hanover Property”: Equipment, a security interest in which is created by any Hanover Property Loan Document, to the extent that the creation of a security interest therein is subject to a Collateral Interest Restriction.

“Exempt DDA”: A depository account maintained by any Borrower, the only contents of which may be transfers from the Operating Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

“Existing Loan Agreement”: Has the meaning set forth in the Recitals hereto.

“First Funding”: The making (or deemed making, as contemplated by Section 14.22) of the first loan or the issuance (or deemed issuance, as contemplated by Section 14.22) of the first L/C under the Revolving Credit on or after the Effective Date.

“Fiscal”: When followed by “month” or “quarter”, the relevant fiscal period based on the Lead Borrower’s fiscal year and accounting conventions. When followed by reference to a specific year, the fiscal year which ends in a month of the year to which reference is being made (e.g. if the Lead Borrower’s fiscal year ends in January 2004 reference to that year would be to the Lead Borrower’s “Fiscal 2004”).

“Fixtures”: Has the meaning given that term in the UCC.

“GAAP”: Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

“General Intangibles”: All “general intangibles” as defined in the UCC; and also, without limitation, all: rights to payment for credit extended; deposits; amounts due to any Borrower; credit memoranda in favor of any Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements (other than those relating to Excluded Assets), including all rights of any Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property (other than those relating to Excluded Assets); internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of any Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by any Borrower or credit extended or services performed, by any Borrower, whether intended for an individual customer or the general business of any Borrower, or used or useful in connection with research by any Borrower.

“Goods”: Has the meaning given that term in the UCC, and also includes all things movable when a security interest therein attaches and also all computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the goods in such manner that it customarily is considered part of the goods or (ii) by becoming the owner of the goods, a Person acquires a right to use the program in connection with the goods.

“Guarantor” or “Guarantors”: means each of the entities, singly, and all of the entities, jointly, severally, and collectively, set forth on Exhibit 4.2 and designated therein as a guarantor of the Liabilities.

“Guarantor’s Default”: The occurrence of (a) any event described in Section 10.11 (which relates to bankruptcy) with respect to any Guarantor, (b) any “Event of Default” within the meaning of any instrument which secures the guaranty of the Liabilities by such Guarantor.

“Hanover Property”: The land, with the buildings thereon located in Penn Township, York County, Pennsylvania and known for street numbering purposes as 348 Poplar Street, Hanover, Pennsylvania 17331.

“Hanover Property Indebtedness”: Indebtedness of dELiA*s Distribution Company to M&T Bank (formerly known as Allfirst Bank) arising pursuant to the Hanover Property Loan Documents as in effect on the date hereof or any refinancing thereof, provided, that, each of the following conditions is satisfied:

(a)	The principal amount of such Indebtedness does not exceed $3,000,00.00, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in the Hanover Property Loan Documents as in effect on the date of this Agreement.

(b)	Such Indebtedness is not secured by any assets or properties of any Borrower other than the Hanover Property.

“Hanover Property Loan Documents”: The following, each dated August 6, 1999 (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced), which, except for the instrument described in clause (f) of this Definition is between dELiA*s Distribution Company and M & T Bank f/k/a Allfirst Bank or in favor of M & T Bank f/k/a Allfirst Bank:

(a)	Construction Loan Agreement.

(b)	Open-End Construction/Permanent Loan Mortgage and Security Agreement with respect to the Hanover Property.

(c)	Equipment Security Agreement with respect to the equipment and fixtures located at the Hanover Property.

(d)	Collateral Assignment of Agreements Affecting Real Estate.

(e)	Assignment of Leases and Rents

(f)	Suretyship Agreement, dated August 6, 1999, by dELiA*s Assets Corp. (formerly known as dELiA*s Corp.) in favor of Allfirst Bank.

“Hazardous Materials”: Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state in amounts or concentrations which are regulated under any Environmental Law.

“Indebtedness”: All indebtedness and obligations of or assumed by any Person on account of or in respect to any of the following:

(a)	In respect of money borrowed (including any indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person, but only to the extent of the greater or the market or net book value of such asset) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

(b)	In connection with any letter of credit or acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

(c)	In connection with the sale or discount of accounts receivable or chattel paper of such Person.

(d)	On account of deposits or advances.

(e)	As lessee under Capital Leases.

(f)	In connection with any sale and leaseback transaction.

“Indebtedness” also includes:

(x) Indebtedness of others secured by an Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person (except that, if such Indebtedness is non-recourse to such Person, it shall be deemed “Indebtedness” within the meaning of this Definition only to the extent of the greater of the market or net book value of such assets).

(y) Any guaranty, endorsement, suretyship or other undertaking pursuant to which that Person may be liable on account of any obligation of any third party except for endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each instance, in the ordinary course of business.

(z) The Indebtedness of a partnership or joint venture for which such Person is liable as a general partner or joint venturer.

“Indebtedness” does not include any obligation which is payable solely with shares of the Lead Borrower’s common stock.

“Indemnified Person”: Is defined in Section 14.13.

“Instruments”: Has the meaning given that term in the UCC.

“Interest Payment Date”: With reference to:

Each LIBOR Loan: The last day of the Interest Period relating thereto; the Termination Date; and the End Date.

Each Prime Rate Loan: The first day of each month; the Termination Date; and the End Date.

“Interest Period”: The following:

(a)	With respect to each LIBOR Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of, or conversion to, the subject LIBOR Loan and ending one, two, or three months thereafter, as the Lead Borrower may elect by notice (pursuant to Section 2.8) to the Lender.

(b)	With respect to each Prime Rate Loan: Subject to Subsection (c), below, the period commencing on the date of the making or continuation of or conversion to such Prime Rate Loan and ending on that date (i) as of which the subject Prime Rate Loan is converted to a LIBOR Loan, as the Lead Borrower may elect by notice (pursuant to Section 2.8) to the Lender, or (ii) on which the subject Prime Rate Loan is repaid by the Borrowers.

(c)	The setting of Interest Periods is in all instances subject to the following:

(i)	Any Interest Period for a Prime Rate Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

(ii)	Any Interest Period for a LIBOR Loan which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event such Interest Period shall end on the last Business Day of the month during which the Interest Period ends.

(iii)	Subject to Subsection (iv) below, any Interest Period applicable to a LIBOR Loan, which Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period ends, shall end on the last Business Day of the month during which that Interest Period ends.

(iv)	Any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(v)	The number of Interest Periods applicable to outstanding LIBOR Loans in effect at any one time is subject to Section 2.13(d) hereof.

“Inventory”: All “inventory” as defined in the UCC and also, without limitation, all: (a) Goods which are leased by a Person as lessor; are held by a Person for sale or lease or to be furnished under a contract of service; are furnished by a Person under a contract of service; or consist of raw materials, work in process, or materials used or consumed in a business; (b) Goods of said description in transit; (c) Goods of said description which are returned, repossessed and rejected; (d) packaging, advertising, and shipping materials related to any of the foregoing; (e) all names, marks, and General Intangibles affixed or to be affixed or associated thereto; and (f) Documents and Documents of Title which represent any of the foregoing.

“Inventory Advance Rate”: The Inventory Advance Rates set forth in the grid below, or such greater or lesser percentage as the Lender may determine from time to time, in the Lender’s reasonable and exclusive discretion, based upon the most recent appraisal of the Borrowers’ Inventory.

Period	Inventory Advance Rate
June	60%

July - August	62%

September	58%

October - December 15	66%

December 16 - January	53%

February - March	54%

April	55%

May	56%

“Inventory Reserves”: Such Reserves as may be established from time to time by the Lender in the Lender’s reasonable discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory.

“Investment Property”: Has the meaning given that term in the UCC.

“Issuer”: The issuer of any L/C.

“L/C”: Any letter of credit, the issuance of which is procured by the Lender for the account of any Borrower and any acceptance made on account of such letter of credit.

“L/C Fee”: Is defined in Section 2.17.

“L/C Landing Costs”: To the extent not included in the Stated Amount of an L/C, customs, duty, freight, and other out-of-pocket costs and expenses which will be expended to “land” the Inventory, the purchase of which is supported by such L/C.

“Lease”: Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

“Leasehold Interest”: Any interest of a Borrower as lessee under any Lease.

“Lender”: Is defined in the Preamble to this Agreement.

“Lender’s Depository Account”: Is defined in Section 7.3(a)(iii).

“Lender’s Rights and Remedies”: Is defined in Section 11.7.

“Letter-of-Credit Right”: Has the meaning given that term in the UCC and also refers to any right to payment or performance under an L/C, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

“Liabilities”: Means all liabilities and obligations of any Borrower to the Lender (or, in the case of any Bank Products, to any Affiliate of the Lender), including, without limitation, the following:

(a)	Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Lender.

(b)	Any and all direct and indirect liabilities, debts, and obligations of each Borrower to any Affiliate of the Lender, each of every kind, nature, and description which arises under any Loan Document.

(c)

Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against any Borrower.

(d)	All notes and other obligations of each Borrower now or hereafter assigned to or held by the Lender, each of every kind, nature, and description.

(e)	All interest, fees, and charges and other amounts which may be charged by the Lender to any Borrower and/or which may be due from any Borrower to the Lender from time to time.

(f)	All Bank Product Obligations.

(g)	All costs and expenses incurred or paid by the Lender in respect of any agreement between any Borrower and the Lender or instrument furnished by any Borrower to the Lender (including, without limitation, Costs of Collection, attorneys’ reasonable fees, and all court and litigation costs and expenses), other than any such costs and expenses as to which the Lender is not entitled to be reimbursed pursuant to the provisions of this Agreement or any other Loan Document.

(h)	Any and all covenants of each Borrower to or with the Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with any agreement between that Borrower and the Lender or instrument furnished by that Borrower to the Lender.

“LIBOR Business Day”: Any day which is both a Business Day and a day on which banks are open for dealings in dollar deposits in the London interbank market.

“LIBOR Loan”: Any Revolving Credit Loan which bears interest at a LIBOR Rate.

“LIBOR Margin”: The applicable margin per annum set forth below based upon the sum of (i) Average Excess Availability and (ii) the then existing amount of Qualified Cash and Cash Equivalents, both as of the end of the prior Fiscal quarter, provided that, initially, the LIBOR Margin shall be set at Level I, below:

Level	Average Excess Availability Plus Qualified Cash and Cash Equivalents	Applicable LIBOR Margin
I	Greater than $8,000,000	1.25%

II	Greater than $4,000,000, but less than or equal to $8,000,000	1.50%

III	Less than or equal to $4,000,000	1.75%

The LIBOR Margin shall be adjusted quarterly as of the first day of each Fiscal quarter, based upon the sum of (i) Average Excess Availability and (ii) the then existing amount of Qualified Cash and Cash Equivalents for the immediately preceding Fiscal quarter. Upon the occurrence and during the continuance of an Event of Default, at the option of the Lender, the LIBOR Margin shall be immediately increased to that set forth in Level III (even if the requirements for a different Level have been met) and interest shall be determined in the manner set forth in Section 2.13.

“LIBOR Offer Rate”: That rate of interest (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Lender in good faith (which shall be presumed) to be the average prevailing rate per annum at which deposits on U.S. Dollars are offered to Wells Fargo Bank, N.A., by first-class banks in the LIBOR market in which Wells Fargo Bank, N.A. participates at or about 10:00AM (Boston Time) Two (2) LIBOR Business Days before the first day of the Interest Period for the subject LIBOR Loan, for a deposit approximately in the amount of the subject loan for a period of time approximately equal to such Interest Period.

“LIBOR Rate”: That per annum rate which is the aggregate of the LIBOR Offer Rate plus the LIBOR Margin except that, in the event that the Lender determines in good faith (which shall be presumed) that the Lender is subject to the Reserve Percentage, the “LIBOR Rate” shall mean, with respect to any LIBOR Loans then outstanding (from the date on which that Reserve Percentage first became applicable to such loans), and with respect to all LIBOR Loans thereafter made (but only so long as the Reserve Percentage continues to apply to such LIBOR Loans), an interest rate per annum equal to the sum of (a) plus (b), where:

(a)	is the decimal equivalent of the following fraction:

Libor Offer Rate
1 minus Reserve Percentage

(b)	is the applicable LIBOR Margin.

“Loan Account”: Is defined in Section 2.10.

“Loan Documents”: All of the following:

(a)	This Agreement and each other instrument or document from time to time executed and/or delivered to the Lender in connection with the arrangements contemplated hereby.

(b)	Each instrument or document from time to time executed and/or delivered in connection with or in furtherance of the arrangements contemplated hereby with or to any Affiliate of the Lender, including, without limitation, cash management services, letter of credit services, or interest rate protection provided by any Affiliate of the Lender, including any Bank Product Agreements, as each may be amended from time to time.

“Material Accounting Change”: Any change in GAAP applicable to accounting periods subsequent to the Borrowers’ fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers’ Consolidated financial condition or operating results (taken as a whole), as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place or where preparation of the Borrowers’ statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5.10 where such a breach would not have occurred if such change had not taken place or visa versa.

“Maturity Date”: The date that is the third anniversary of the Effective Date.

“Material Adverse Change”: Any event, fact, circumstance, change in, or effect, on the business of the Borrowers, when taken as a whole, which, individually or in the aggregate or on a cumulative basis with any other circumstances, changes in, or effects on, the Borrowers or the Collateral, constitutes any of the following:

(a)	A material adverse change in the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Borrowers (when taken as a whole), including, without limitation, a material adverse change in the business, operations, results, assets, liabilities or condition since the date of the latest financial information supplied pursuant to this Agreement or at any time when compared to the Business Plan.

(b)	The material impairment of the Borrowers’ ability to perform their obligations under the Loan Documents or of the Lender’s ability to enforce the Liabilities or to realize on any of the Collateral.

(c)	A material adverse effect on the value of the Collateral or the amount which the Lender likely would receive (after giving consideration to delays in payment and costs of enforcement).

(d)	A material impairment to the priority of the Lender’s Collateral Interests in the Collateral.

“Material Adverse Effect”: A result, consequence, or outcome with respect to the Borrowers, taken as a whole, which constitutes a Material Adverse Change.

“Moody’s”: Moody’s Corporation.

“NRLV”: The product of (a) the Cost of Eligible Inventory (net of Inventory Reserves) multiplied by (b) the NRLV Percentage (“NRLV” refers to “net retail liquidation value”).

“NRLV Percentage”: The percentage of the Cost value of the Borrowers’ Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory, net of liquidation expenses, as determined from time to time by the Lender in its reasonable discretion based upon the most recent appraisal obtained by the Lender.

“Operating Account”: Is defined in Section 7.3.

“OverLoan”: A loan, advance, or providing of credit support (such as the issuance of any L/C) to the extent that, immediately after its having been made, Availability is less than zero.

“Payment Intangible”: Has the meaning given that term in the UCC and also refers to any general intangible under which the Account Debtor’s primary obligation is a monetary obligation.

“Permitted Distributions”: Each of the following:

(a)	The payment of any dividend by any Borrower or any subsidiary of a Borrower to another Borrower.

(b)	The payment by the Lead Borrower on account of stock option plans and stock appreciation rights programs of the Lead Borrower and repurchase options for common stock of the Lead Borrower upon the termination of employment, death, permanent disability or retirement of the employees, directors, management or consultants of any Borrower, provided, that, as to any such repurchase, each of the following conditions is satisfied:

(i)	As of the date of the payment for such repurchase and after giving effect thereto, no Borrower is in Default.

(ii)	Such repurchase is paid for with funds legally available therefor or solely in common stock of the Lead Borrower.

(iii)	Such repurchase shall not violate any Applicable Law or the terms of any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound.

(iv)	The aggregate amount of all payments for such repurchase in any Fiscal year does not exceed $250,000.00.

(c)	Payment of any Borrower’s Indebtedness with capital stock of the Lead Borrower.

(d)	The payment of any dividends or making of any distributions by any Borrower or any subsidiary of a Borrower to the Lead Borrower or to any other Borrower.

“Permitted Encumbrances”: The following:

(a)	Inchoate liens for unpaid taxes that either (i) are not yet due and payable or (ii) are being contested in good faith by any Borrower (or subsidiary thereof) to the extent permitted by Section 4.15.

(b)	The interests of lessors under operating leases of personal property.

(c)	Encumbrances arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of any Borrower and not in connection with the borrowing of money.

(d)	Encumbrances arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance.

(e)	Encumbrances or deposits to secure performance bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money.

(f)	Encumbrances arising by reason of security for surety or appeal bonds in the ordinary course of business of any Borrower.

(g)	Encumbrances of or resulting from any judgment or award to the extent that such judgment or award does not constitute an Event of Default (as to which, see Section 10.9)

(h)	Encumbrances with respect to easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Borrower or any of its subsidiaries.

(i)	Encumbrances of licensors under any license permitted by this Agreement.

(j)	The interests of any mortgagee of real estate, all or a part thereof of which is leased by a Borrower.

(k)	Restrictions on assignments of Leases, to the extent that such restrictions do not constitute Collateral Interest Restrictions.

(l)	Purchase money security interests in Equipment which solely secures Permitted Indebtedness, in an amount not to exceed $500,000.00 in aggregate principal amount at any time outstanding.

(m)	The security interests in favor of the landlord thereof created by those Leases described on EXHIBIT 4.5, annexed hereto, or any other lease hereafter entered into by a Borrower to the extent permitted by the provisions of any Loan Documents.

(n)	Encumbrances created or contemplated by the Hanover Property Loan Documents.

“Permitted Indebtedness”: The following:

(a)	The Hanover Property Indebtedness.

(b)	Indebtedness of any Borrower to any other Borrower, provided, that, the Indebtedness arising pursuant to such loan or advance shall not be evidenced by a promissory note or other instrument, unless the originals of all notes or other instruments are delivered to Lender to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such notes as Lender may require.

(c)	Indebtedness arising pursuant to guarantees by one or more Borrowers (or any subsidiary thereof) of (i) any Indebtedness of another Borrower, which Indebtedness is permitted by Section 4.8 or (ii) any Leases or other contractual obligations of another Borrower, which Lease or other contractual obligation is permitted by this Agreement.

(d)	The Indebtedness set forth on EXHIBIT 4.8, annexed hereto.

(e)	Purchase money Indebtedness (including Capital Leases), not to exceed $500,000.00 outstanding in the aggregate at any one time.

“Permitted Investments”: Each of the following, but only to the extent that Section 4.25 (which relates to further assurances) is satisfied with respect thereto:

(a)	Cash Equivalents.

(b)	Lead Borrower’s holding of equity interests, directly or indirectly, in the other Borrowers and other subsidiaries, and any other Borrower’s holding of equity interests, directly or indirectly, in any other Borrower and other subsidiaries.

(c)	Receivables owing to Borrower, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of such Borrower.

(d)	Equity securities and debt obligations received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

(e)	Each of the following, but only if entered into in the ordinary course of business and for bona fide business (and not speculative) purposes:

(i)	Interest rate protection agreements entered into to protect against fluctuations in interest rates in respect of the Liabilities.

(ii)	Other hedging agreements with respect to currencies in which a Borrower transacts business.

(f)	Investments extant on the Effective Date and listed on EXHIBIT 4.20 annexed hereto (but not any additions thereto or replacements thereof).

(g)	Investments of the types extant on the Effective Date, listed on EXHIBIT 4.20 annexed hereto, and any additions or replacements thereto.

(h)	Investments in licensing and branding joint ventures, provided that (i) the revenues which are generated therefrom are treated as Receipts; (ii) such joint ventures do not have a material adverse effect on the Lender’s ability to realize on the Collateral; and (iii) total Cash Equivalents, Inventory (valued at Cost), and Equipment (at net book value) contributed to such joint ventures subsequent to the Closing Date does not exceed $1,000,000.00.

(i)	Intercompany loans and advances by any Borrower to any other Borrower to the extent permitted by Section 4.8.

(j)	Loans and advances by any Borrower to the extent permitted by Section 4.21 and 4.24.

“Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Prime Rate”: The rate per annum equal to the Prime Rate announced from time to time by Wells Fargo Bank, N.A. (or any successor in interest to Wells Fargo Bank, N.A.). In the event that said bank (or any such successor) ceases to announce such a rate, “Prime Rate”

shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Prime Rate. Any change in “Prime Rate” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Prime Rate” is being set.

“Prime Rate Loan”: Each Revolving Credit Loan while bearing interest at the Prime Rate.

“Proceeds”: Includes, without limitation, “Proceeds” as defined in the UCC and each type of property described in Section 8.1 hereof.

“Projections”: All projections and forward-looking statements of the Lead Borrower and any other Borrower and their respective subsidiaries included in the Registration Statement and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lender by or on behalf of the Lead Borrower or any other Borrower.

“Qualified Cash and Cash Equivalents”: Each of the following:

(a)	Unrestricted cash of the Borrowers from time to time deposited in a DDA or investment account in the name of any Borrower maintained with Wells Fargo Bank, N. A. (excluding any amounts on deposit in any escrow, or special purpose or restricted account, such as an account specifically designated for payroll or sales taxes), which DDA or investment account is subject to a first perfected security interest in favor of the Lender and is under the “control” (as defined in the UCC) of the Lender, but as to which, prior to the exercise by the Lender of the Lender’s Rights and Remedies, the Borrowers have unrestricted free access, all on terms and conditions reasonably satisfactory to the Lender.

(b)	All Cash Equivalents from time to time held in an investment account in the name of any Borrower maintained with Wells Fargo Bank, N. A. or other major financial institution, which investment account is subject to a first priority perfected security interest in favor of the Lender and is under the “control” (as defined in the UCC) of the Lender, but as to which, prior to the exercise by the Lender of the Lender’s Rights and Remedies, the Borrowers have unrestricted free access, all on terms and conditions reasonably satisfactory to the Lender.

“Receipts”: All cash, cash equivalents, money, checks, credit card slips, receipts which constitute any of the following: (a) Proceeds from any sale of the Collateral; (b) the net proceeds of any investment by a third party in any of the Borrowers; (c) the proceeds of any Indebtedness (other than under the Revolving Credit); and (d) proceeds which arise other than from ordinary business operations (such as, by way of illustration, tax refunds and condemnation awards).

“Receivables Collateral”: That portion of the Collateral which consists of Accounts, Accounts Receivable, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Investment Property, Payment Intangibles, Letter-of-Credit Rights, bankers’ acceptances, and all other rights to payment.

“Registration Statement”: The Lead Borrower’s Form S-1 Registration Statement, file number 333-128153, filed with the Securities and Exchange Commission on September 7, 2005, as amended or supplemented and in effect from time to time.

“Requirements of Law”: As to any Person:

(a)	Applicable Law.

(b)	That Person’s organizational documents.

(c)	That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage”: The decimal equivalent of that rate applicable to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of the Lender with respect to “Eurocurrency liabilities” as defined in such regulations. The Reserve Percentage applicable to a particular LIBOR Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

“Reserves”: The following: Availability Reserves and Inventory Reserves.

“Revolving Credit”: Is defined in Section 2.1.

“Revolving Credit Loans”: Loans made under the Revolving Credit, except that where the term “Revolving Credit Loan” is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See Section 2.13).

“Revolving Credit Note”: Is defined in Section 2.11.

“S&P”: Standard & Poors, a division of the McGraw Hill Companies.

“Sales Channel”: Any of the following, as the context requires: (a) a premier store; (b) an outlet store; or (c) sales through a Borrower’s catalogue or internet operations.

“SEC”: The Securities and Exchange Commission.

“Standby L/C”: An L/C issued pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills or other similar types of documents of title, or which are customarily referred to as Standby Letters of Credit.

“Stated Amount”: The maximum amount for which an L/C may be honored.

“Store”: (When used as a noun) A location at which any Borrower maintains Inventory for retail sale to the public from that location.

“Supporting Obligation”: Has the meaning given that term in the UCC and also refers to any Letter-of-Credit Right or secondary obligation which supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 10.11, below; or (c) the Lender’s notice to the Lead Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 10.11, below; or (d) that date of which not less than ninety (90) days irrevocable prior written notice is provided by the Lead Borrower to the Lender pursuant to Section 2.21 hereof.

“UCC”: The Uniform Commercial Code as in effect from time to time in Massachusetts.

“Unused Line Fee”: Is defined in Section 2.14(b).

ARTICLE 2: THE REVOLVING CREDIT:

2.1	ESTABLISHMENT OF REVOLVING CREDIT.

(a)	The Lender hereby establishes a revolving line of credit (the “Revolving Credit”) in the Borrowers’ favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations (including the issuance of L/Cs) to and for the account of the Borrowers as provided herein.

(b)	Loans, advances, and financial accommodations under the Revolving Credit shall be made with reference to the Borrowing Base and shall be subject to Availability. The Borrowing Base and Availability shall be determined by the Lender by reference to Borrowing Base Certificates furnished as provided in Section 5.4, below, and shall be subject to the following:

(i)	The Cost of Eligible Inventory will be determined in a manner consistent with current tracking practices, based on the Borrowers’ stock ledger inventory.

(ii)	The NRLV Percentage shall be determined in accordance with the definition of that term.

(iii)	The proceeds of borrowings under the Revolving Credit and L/Cs issued pursuant hereto shall be used solely in accordance, in all material respects, with the Business Plan for the Borrowers’ general corporate purposes, including for working capital and Capital Expenditures, all solely to the extent permitted by this Agreement. No proceeds of a borrowing under the Revolving Credit may be used, nor shall any be requested, with a view towards the accumulation of any general fund or funded reserve of the Borrowers other than in the ordinary course of the Borrowers’ business and consistent with the provisions of this Agreement. Without limiting the generality of the foregoing, proceeds of borrowings under the Revolving Credit may be transferred among, and utilized by the Borrowers and the Guarantors in accordance with their ordinary course of business.

2.2	INCREASE OF CREDIT LIMIT.

(a)	Upon prior written notice to the Lender, the Lead Borrower shall have the right at any time, and from time to time, to request a permanent increase of the Credit Limit to an amount not to exceed $40,000,000.00. Each permanent increase in the Credit Limit shall be in integral multiples of $5,000,000.00. In addition, upon prior written notice given to the Lender by the Lead Borrower during the period from July 1st through September 15th each calendar year, to be effective at any time not less than fourteen (14) days after the date of delivery of the subject notice during the period from July 15th through December 15th of each calendar year, the Lead Borrower shall have the right to request a temporary increase of the Credit Limit by $5,000,000.00; provided that (1) in no event shall any such temporary increase result in the Credit Limit exceeding $40,000,000.00 at any time; and (2) each temporary increase in the Credit Limit shall be effective for only up to ninety (90) consecutive calendar days during the period from July 15th through December 15th of each calendar year and shall terminate upon the earlier of (i) ninety (90) calendar days after the effective date of the increase or (ii) December 15th of the calendar year in which the increase became effective.

(b)	No permanent or temporary increase of the Credit Limit shall become effective unless and until each of the following conditions have been satisfied:

(i)	The Borrowers shall have paid to the Lender the incremental origination fee required herein with respect to any permanent increase;

(ii)	No Default or Event of Default then exists or will arise therefrom; and

(iii)	The Borrowers shall have delivered such other instruments, documents and agreements as the Lender may reasonably have requested.

2.3	RESERVES.

(a)	The only reserves, as of the Effective Date, are as follows:

(i)	Availability Reserve for rent as provided in Sections 4.5(e) and 4.5(f).

(ii)	Inventory Reserves:

(A)	100% of the Cost of all Eligible Inventory located at any location the landlord of which has been granted a security interest in the personal property of any Borrower, which landlord has not subordinated to the security interests created herein by an instrument which is reasonably satisfactory to the Lender.

(B)	Return to vendor and damaged goods.

(C)	Discrepancy store Inventory.

(D)	Shrinkage, initially in the amount of $50,000.00 plus 1.0% of the Borrowers’ retail sales since the date of the last physical inventory, assuming the physical to book adjustment has been made.

(b)	After the Effective Date, the Lender may, in its reasonable and exclusive discretion from time to time, increase or decrease then existing Availability Reserves and Inventory Reserves and/or establish additional Availability Reserves and Inventory Reserves, in such amounts as the Lender deems appropriate based upon the then existing facts, circumstances, or factors that the Lender, in its reasonable and exclusive discretion, deems relevant relating to both the Borrowers, as a whole, and the additional Reserve being established. Any such additional Reserve, or change in an existing Reserve, shall take effect on the Business Day after notice thereof has been provided by the Lender to the Lead Borrower, which notice shall specify in reasonable detail the amount and/or method of calculation of any such additional or changed Reserve.

2.4	ELIGIBLE INVENTORY CRITERIA.

(a)	The Lender may reset the Eligible Inventory Criteria from time to time to reflect facts, events, conditions, or circumstances which the Lender determines in the exercise of the Lender’s discretion could reasonably be expected to adversely affect the saleability of Inventory, but only where such facts, events, conditions or circumstances either:

(i)	Come into existence after the date of this Agreement; or

(ii)	are extant at the execution of this Agreement and of which the Lender does not have knowledge.

2.5	ADVANCES IN EXCESS OF BORROWING BASE (OVERLOANS).

(a)	The Lender does not have any obligation to make any loan or advance, or otherwise to provide any credit to or for the benefit of the Borrowers, where the result of such loan, advance, or credit is an OverLoan.

(b)	The Lender’s providing of an OverLoan on any one occasion does not affect the obligations of each Borrower hereunder (including each Borrower’s obligation to immediately repay any amount which otherwise constitutes an OverLoan) nor obligate the Lender to do so on any other occasion.

2.6 RISKS OF VALUE OF COLLATERAL. The Lender’s reference to a given asset in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Lender relative to the actual value of the asset in question. All risks concerning the value of the Collateral are and remain upon the Borrowers. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

2.7 LENDER’S COMMITMENT. Subject to the provisions of this Agreement, the Lender shall make a loan or advance under the Revolving Credit and shall endeavor to have an L/C issued for the account of any of the Borrowers, in each instance if duly and timely requested by the Lead Borrower as provided herein provided that:

(a)	No OverLoan is then outstanding and none will result therefrom.

(b)	No Borrower is then in Default and none will thereby become in Default.

2.8	REVOLVING CREDIT LOAN REQUESTS.

(a)	Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower pursuant to the procedures set forth below, it being understood, however, that the Lender, from time to time, may alter and adjust such procedures reasonably and on not less than five (5) Business Days prior written notice (in reasonable detail as to the manner of such alteration or adjustment) to the Lead Borrower.

(b)	Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Lender by no later than the following:

(i)	If such Revolving Credit Loan is to be, or is to be converted to, a Prime Rate Loan: By 11:30AM on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted. Prime Rate Loans requested by the Lead Borrower, other than those resulting from the conversion of a LIBOR Loan, shall not be less than $10,000.00.

(ii)	If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Loan: By 1:00PM Three (3) LIBOR Business Days before the commencement of any new Interest Period or the end of the then applicable Interest Period. LIBOR Loans and conversions to LIBOR Loans shall each be not less than $1,000,000.00 and in increments of $500,000.00 in excess of such minimum.

(iii)	Any LIBOR Loan which matures while any Borrower is in Default shall be converted, at the option of the Lender, to a Prime Rate Loan notwithstanding any notice from the Lead Borrower that such Loan is to be continued as a LIBOR Loan.

(c)	Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day or LIBOR Business Day, as applicable.

(d)	The Lead Borrower may request L/C’s for the account of the Borrowers as provided in Section 2.16.

(e)	The Lender may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit, which the Lender, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender’s being furnished with such documentation concerning that Person’s authority to act as reasonably may be satisfactory to the Lender.

(f)	A request by the Lead Borrower for a loan or advance, or other financial accommodation, under the Revolving Credit shall be irrevocable and shall (except as may be otherwise specified in writing by the Lead Borrower to the Lender contemporaneously with such request) constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

(i)	There has been no Material Adverse Change in the Borrowers’ financial condition from the most recent financial information (taken as a whole) furnished Lender pursuant to this Agreement.

(ii)	All or a portion of any loan or advance (but not a financial accommodation) so requested will be set aside by the Borrowers to cover the Borrowers’ obligations for sales tax on account of sales since the then most recent borrowing pursuant to the Revolving Credit.

(iii)	Each representation which is made herein or in any of the Loan Documents is then true and complete in all material respects as of and as if made on the date of such request (other than any representation that specifically relates to an earlier date, in which case such representation was true and complete in all material respects on and as of such earlier date).

(iv)	Unless accompanied by a written Certificate of the Lead Borrower’s Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer that a Borrower is in Default, and describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that no Borrower is in Default.

(g)	If, at any time or from time to time, any Borrower is in Default or the Lead Borrower has delivered written notice to the Lender that a Material Adverse Change has, or may have occurred:

(i)	The Lender may suspend the Revolving Credit immediately, in which event the Lender shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation, hereunder or to seek the issuance of any L/C.

(ii)	The Lender may suspend the right of the Lead Borrower to request any LIBOR Loan or to convert any Prime Rate Loan to a LIBOR Loan.

2.9	MAKING OF REVOLVING CREDIT LOANS

(a)	A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Operating Account or as otherwise instructed by the Lead Borrower.

(b)	A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Lender for the amount thereof immediately) upon the occurrence of the following:

(i)	The Lender’s initiation of the transfer of the proceeds of such loan or advance in accordance with the Lead Borrower’s wire instructions (if such loan or advance is of funds requested by the Lead Borrower).

(ii)	The charging of the amount of such loan to the Loan Account in accordance with this Agreement (in all other circumstances).

(c)	Except as provided in Section (d), there shall not be any recourse to or liability of the Lender on account of the following:

(i)	Any reasonable delay in the making of any loan or advance requested under the Revolving Credit.

(ii)	Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

(iii)	Any delay in the receipt, and/or any loss, of funds which constitutes a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Lead Borrower (written confirmation of the initiation of which is provided by the Lender to the Lead Borrower on request of the Lead Borrower).

(d)	Section (c) shall not relieve the Lender from recourse or liability on account of an act or failure to act where there is a specific finding in a judicial proceeding by a court of competent jurisdiction (in which the Lender has been given an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner or in wilful misconduct.

2.10	The Loan Account

(a)	An account (“Loan Account”) shall be opened on the books of the Lender in which a record shall be kept of all loans and advances made under the Revolving Credit.

(b)	The Lender shall also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

(c)	The Lender shall provide the Lead Borrower, monthly, with a statement of the Loan Account.

(d)	All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(e)	Except as otherwise provided herein, all fees, service charges, costs, and expenses for which any Borrower is obligated hereunder are payable on demand. In the event that the Lead Borrower prevails in any dispute of the amount of any such fee, service charge, cost, or expense, the Lender shall refund any interest which accrued on any amount paid over to that Borrower in consequence of the resolution of such dispute.

(f)	In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

(g)	The Lender, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which Lender is entitled from any Borrower pursuant hereto and may charge the same to the Loan Account notwithstanding that an OverLoan may result thereby and shall provide notice of such advance to the Lead Borrower. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and each Borrower’s obligations under Section 2.12(b). Any amount which is added to the principal balance of the Loan Account as provided in this Section (g) shall bear interest at the interest rate then and thereafter applicable to Prime Rate Loans.

(h)	Any statement rendered by the Lender to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by each Borrower and shall be conclusively binding upon each Borrower (absent an administrative or mathematical error) unless the Lead Borrower provides the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with reasonable particularity, the reason for such objection. The Loan Account and the Lender’s books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein absent manifest error.

2.11 THE REVOLVING CREDIT NOTE. The Borrowers’ obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the “Revolving Credit Note”) in the form of EXHIBIT 2.11, annexed hereto, executed by each Borrower. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability.

2.12	PAYMENT OF THE LOAN ACCOUNT.

(a)	The Borrowers may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.

(b)	The Borrowers, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that there is no OverLoan outstanding.

(c)	The Borrowers shall repay that amount described in Section 13.2(a) on the Termination Date.

(d)	The Lender shall cause the application of payments (if any), pursuant to Sections (a) and (b) in the following order:

(i)	LIBOR Loans which are then maturing.

(ii)	Prime Rate Loans.

(iii)	LIBOR Loans which have not then matured.

(e)	The Borrowers shall indemnify the Lender and hold the Lender harmless from and against any actual loss, cost or expense (including loss of anticipated profits and amounts payable by the Lender on account of LIBOR Loan “breakage fees” (so-called)) which the Lender sustains or incurs (including, without limitation, by virtue of acceleration after the occurrence of any Event of Default) as a consequence of the following:

(i)	Default by any Borrower in payment of the principal amount of or any interest on any LIBOR Loan as and when due and payable, including any such loss or expense arising from interest or fees payable by the Lender in order to maintain its LIBOR Loans.

(ii)	Default by any Borrower in making a borrowing or conversion after the Lead Borrower has given (or is deemed to have given) a request for a Revolving Credit Loan or a request to convert a Revolving Credit Loan from one applicable interest rate to another.

(iii)	The making of any payment on a LIBOR Loan or the making of any conversion of any such LIBOR Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto.

2.13	INTEREST ON REVOLVING CREDIT LOANS.

(a)	Each Revolving Credit Loan shall bear interest at the Prime Rate unless timely notice is given (as provided in Section 2.8) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Loan.

(b)	Each Revolving Credit Loan which consists of a LIBOR Loan shall bear interest at the applicable LIBOR Rate.

(c)	Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Loan Account which bears interest at the Prime Rate to bear interest at a LIBOR Rate as specified from time to time by the Lead Borrower.

(d)	The Lead Borrower shall not select, renew, or convert any interest rate for a Revolving Credit Loan such that there are more than four (4) LIBOR Rates applicable to the outstanding Revolving Credit Loans at any one time.

(e)	The Borrowers shall pay accrued and unpaid interest on each outstanding Revolving Credit Loan in arrears as follows:

(i)	On the applicable Interest Payment Date for that Revolving Credit Loan.

(ii)	On the Termination Date and on the End Date.

(iii)	Following the occurrence of any Event of Default, with such frequency as may be determined by the Lender.

(f)	Following the occurrence, and during the continuance, of any Event of Default (and whether or not the Lender exercises the Lender’s rights on account thereof), all outstanding Revolving Credit Loans shall bear interest, at the option of the Lender at a rate which is the aggregate of the rate applicable to Prime Rate Loans, plus Two Percent (2%) per annum.

2.14	FEES.

(a)	Collateral Monitoring Fee: The Borrowers shall pay to the Lender a Collateral Monitoring Fee in the amount of $1,500.00 per month on the first day of each calendar month until all Liabilities have been irrevocably paid in full; provided, however, that the Collateral Monitoring Fee for a particular month shall be waived in the event that the sum of (i) Excess Availability plus (ii) the then existing amount of Qualified Cash and Cash Equivalents exceeds $10,000,000.00 at all times during the preceding calendar month.

(b)	Unused Line Fee: In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Lender an unused line fee (the “Unused Line Fee”) of 0.25% per annum of the average difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date), between the Credit Limit and the sum of the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C’s outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

(c)	Early Termination Fee:

(i)	In the event that the Termination Date occurs, for any reason, prior to the Maturity Date, the Borrowers shall pay to the Lender an “Early Termination Fee” equal to the amount set forth below under the caption “Amount” based upon the date on which the Termination Date occurs:

TERMINATION DATE	AMOUNT
Before the first anniversary of the Effective Date	$250,000.00

On or after the first anniversary of the Effective Date but before the second anniversary of the Effective Date	$150,000.00

On or after the second anniversary of the Effective Date	$0.00

(ii)	The Lender and the Borrower agree and acknowledge that the Lender will have suffered damages on account of the early termination of the Revolving Credit and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate the Lender on account thereof.

(iii)	Notwithstanding the foregoing, if the Termination Date occurs as a result of a refinancing of the Liabilities by the Borrower with another commercial lender with proceeds of a credit facility containing terms and conditions which clearly and objectively afford the Borrowers greater borrowing availability or better economic terms on average than those provided by the Lender hereunder, and Lender has declined the opportunity to provide such financing on the terms offered by such commercial lender, then no Early Termination Fee shall be due or payable.

(d)	Pass Through of Fees Incurred by Lender: In addition to any other payments to be made by the Borrowers to the Lenders, the Borrowers shall reimburse the Lender for the following:

(i)	The actual charges paid or incurred by the Lender for each appraisal of the Collateral performed by personnel employed or retained by the Lender to the extent provided in Section 5.8.

(ii)	The actual charges paid or incurred by the Lender for each financial analysis and examination (i.e., audits) of any of the Borrowers performed by personnel employed or retained by the Lender to the extent provided in Section 5.8.

(iii)	The actual charges paid or incurred by the Lender if it elects to employ or retain the services of one or more third Persons to perform legal investigation, documentation financial analysis and examinations (i.e., audits) of any of the Borrowers or to appraise the Collateral to the extent provided in Section 5.8.

(e)	Additional Fees: In addition to any other right to which the Lender is then entitled on account thereof, the Lender may assess an additional reasonable fee payable by the Borrowers on account of the accommodation of Lender to the Borrowers’ request that the Lender depart or dispense with one or more of the administrative provisions of this Agreement.

(f)	Concerning Fees: The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Lender’s obligation to make loans and advances hereunder.

2.15	LENDER’S DISCRETION.

(a)	Each reference in the Loan Documents to the exercise of discretion, sole discretion, sole and absolute discretion, judgment or the like by the Lender shall in all cases be deemed to be to the Lender’s exercise of its reasonable judgment, in good faith (which shall be presumed), based upon the Lender’s consideration of any such factors as the Lender, taking into account information of which the Lender then has actual knowledge, believes:

(i)	Will or reasonably could be expected to materially adversely affect the value of the Collateral, the enforceability of the Lender’s Collateral Interests therein, or the amount which the Lender would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Costs of Collection).

(ii)	Reasonably indicates that any report or financial information delivered to the Lender by or on behalf of any Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in all material respects in accordance with the requirements of this Agreement.

(iii)	Reasonably suggests a material increase in the likelihood that any Borrower will become the subject of a bankruptcy or insolvency proceeding.

(iv)	Reasonably suggests that any Borrower is in Default.

(b)	In the exercise of such judgement described in Section (a), the Lender also may take into account any of the following factors:

(i)	Those included in, or tested by, the definitions of “Eligible Inventory” and “Cost”.

(ii)	The current financial and business climate of the industry in which each Borrower competes (having regard for that Borrower’s position in that industry).

(iii)	General macroeconomic conditions which have a material effect on the Borrowers’ cost structure.

(iv)	Material changes in or to the mix of the Borrowers’ Inventory.

(v)	Seasonality with respect to the Borrowers’ Inventory and patterns of retail sales.

(vi)	Such other factors as the Lender reasonably determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrowers.

(c)	The burden of establishing the failure of the Lender to have acted in a reasonable manner in the Lender’s exercise of such discretion or its not having acted in good faith in the determination of a particular fact or circumstance, shall be the Borrowers’ (or any of them).

2.16	PROCEDURES FOR ISSUANCE OF L/C’s.

(a)	The Lead Borrower may request that the Lender cause the issuance by the Issuer of L/C’s for the account of any Borrower. Each such request shall be in such manner as may from time to time reasonably be acceptable to the Lender.

(b)	The Lender will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2.8(g) and if so issued:

(i)	The aggregate Stated Amount of all L/C’s then outstanding does not exceed $10,000,000.00.

(ii)	Except as provided in Section (iii), the expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A)	In the case of Standby L/Cs: One (1) year from initial issuance (without regard to any evergreen feature).

(B)	In the case of Documentary L/Cs: Ninety (90) days from issuance.

(iii)	If the expiry of an L/C is later than the Maturity Date, it is 103% cash collateralized at its issuance.

(iv)	An OverLoan will not result from the issuance of the subject L/C.

(c)	Each Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Issuer generally for the issuance of like kinds of L/C’s.

(d)	There shall not be any recourse to, nor liability of, the Lender on account of

(i)	Any delay or refusal by an Issuer to issue an L/C;

(ii)	Any action or inaction of an Issuer on account of or in respect of, any L/C.

(e)	The Borrowers shall reimburse the Issuer for the amount of any honoring of a drawing under an L/C on the same day on which such honoring takes place. The Lender, without the request of any Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which any Borrower, the Issuer, or the Lender becomes obligated on account of, or in respect of, any L/C. Such advance shall be made whether or not any Borrower is in Default or such advance would result in an OverLoan. Such action shall not constitute a waiver of the Lender’s rights under Section 2.12(b) hereof.

2.17	FEES FOR L/C’s.

(a)	The Borrowers shall pay to the Lender a fee (each, an “L/C Fee”), on account of outstanding L/C’s, the issuance of which had been procured by the Lender, quarterly in arrears, and on the Termination Date and on the End Date, equal to the following per annum percentages of the average Stated Amount of the following categories of L/C’s outstanding during the subject quarter:

(i)	Standby L/C’s: At a per annum rate equal to 1.20%.

(ii)	Documentary L/C’s: At a per annum rate equal to the following percentages based upon the sum of (i) Average Excess Availability and (ii) the then existing amount of Qualified Cash and Cash Equivalents, both as of the end of the immediately preceding Fiscal quarter:

Level	Average Excess Availability Plus Qualified Cash and Cash Equivalents	Documentary Letters of Credit
I	Greater than $8,000,000	0.80%
II	Greater than $4,000,000, but less than or equal to $8,000,000	1.00%
III	Less than or equal to $4,000,000	1.20%

The foregoing percentages shall be adjusted quarterly as of the first day of each Fiscal quarter, based upon the sum of (i) Average Excess Availability plus (ii) the then existing amount of Qualified Cash and Cash Equivalents for the immediately preceding Fiscal quarter

(iii)	Following the occurrence and during the continuance of any Event of Default, the L/C Fee shall be increased by 20 basis points.

(b)	In addition to the fee to be paid as provided in Subsection (a), above, the Borrowers shall pay to the Lender (or to the Issuer, if so requested by Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts then generally charged by the Issuer on account of, or in respect to, any L/C.

(c)	If any change in Applicable Law after the date of this Agreement shall either:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)	impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Section (i) or (ii), above, shall be to increase the cost to the Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among the Lender’s or Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, subject to Section (d), upon demand by the Lender and delivery by the Lender to the Lead Borrower of a certificate of an officer of the Lender or the subject Issuer describing such change in Applicable Law or interpretation thereof, its effect on the Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender or the subject Issuer for such increased cost. The Lender’s or any Issuer’s determination of costs incurred under Section (i) or (ii), above, and the allocation, if any, of such costs among the Borrowers and other similarly situated letter of credit customers of the Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Borrowers.

(d)	The Borrowers shall be required to compensate the Lender pursuant to Section (c)

(i)	only if the Lender provides the Lead Borrower with notice thereof within ninety (90) days after the Lender has received actual notice of the occurrence of the relevant circumstances which gives rise to the Borrowers’ obligation to do so; and

(ii)	only to the extent that the Lender imposes a like such compensation obligation on other of its customers who are similarly situated to the Borrowers in respect of any increased costs described in Section (c).

2.18	CONCERNING L/C’s.

(a)	None of the Issuer, the Issuer’s correspondents, the Lender or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)	The performance by any beneficiary under any L/C of that beneficiary’s obligations to any Borrower.

(ii)	The form, sufficiency, correctness or genuineness of, or authority of any person signing, falsification of, or the legal effect of, any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(b)	The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)	Unless otherwise agreed to, in the particular instance, each Borrower hereby authorizes any Issuer to:

(i)	Select an advising bank, if any.

(ii)	Select a paying bank, if any.

(iii)	Select a negotiating bank.

(d)	All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e)	Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)	Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Lead Borrower, documentary L/C’s will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and standby L/C’s will be governed by International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) and any respective subsequent revisions thereof.

(g)	The obligations of the Borrowers under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)	Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii)	Any Borrower’s consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii)	The existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the beneficiary of any L/C.

(iv)	Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.19	CHANGED CIRCUMSTANCES.

(a)	The Lender may advise the Lead Borrower that the Lender has made the good faith determination (which determination shall be final and conclusive) of any of the following:

(i)	Adequate and fair means do not exist for ascertaining the rate for LIBOR Loans.

(ii)	The continuation of, or conversion of any Revolving Credit Loan to, a LIBOR Loan has been made impracticable or unlawful by the occurrence of a contingency that materially and adversely affects the applicable market or the compliance by the Lender in good faith with any Applicable Law.

(iii)	The indices on which the interest rates for LIBOR Loans are based shall no longer represent the effective cost to the Lender for U.S. dollar deposits in the London interbank market for deposits in which it regularly participates.

(b)	In the event that the Lender advises the Lead Borrower of an occurrence described in Section (a), then, until the Lender notifies the Lead Borrower that the circumstances giving rise to such notice no longer apply (which notice the Lender shall give promptly after it has knowledge thereof):

(i)	The obligation of the Lender to make loans of the type affected by such changed circumstances or to permit the Lead Borrower to select the affected interest rate as otherwise applicable to any Revolving Credit Loans shall be suspended.

(ii)	Any notice which the Lead Borrower had given the Lender with respect to any LIBOR Loan, the time for action with respect to which has not occurred prior to the Lender’s having given notice pursuant to Section (a), shall be deemed at the option of the Lender to not having been given.

2.20	DESIGNATION OF LEAD BORROWER AS BORROWERS’ AGENT.

(a)	Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses set forth in Section 2.1(b)(iii), and to request the issuance of L/Cs for the account of any Borrower for those uses set forth in Section 2.1(b)(iii). As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of loans and advances so made under the Revolving Credit as if made directly by the Lender to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.

(b)	Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Liabilities of each of the other Borrowers as if that Borrower so assuming and agreeing was each of the other Borrowers.

(c)	The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

(d)	The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into the Operating Account or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such loan and advance was obtained. The Lender shall not have any obligation to see to the application of such proceeds.

2.21	OPTIONAL TERMINATION.

(a)	Upon at least ninety (90) days prior written notice to the Lender, which notice shall specify the desired date of termination, the Lead Borrower may permanently terminate the commitment of the Lender to make loans and advances and extend other financial accommodations hereunder.

(b)	At the effective time of such early termination, the Borrowers shall pay to the Lender the Early Termination Fee, if any, and otherwise comply with the provisions of Section 13.2 hereof.

ARTICLE 3: CONDITIONS PRECEDENT:

As a condition to the effectiveness of this Agreement and the First Funding, each of the documents respectively described in Sections 3.1 through and including 3.3 (each in form and substance reasonably satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3.6 through and including 3.8, shall have been satisfied:

3.1	CORPORATE DUE DILIGENCE.

(a)	Certificates of corporate good standing for each Borrower, respectively issued by the Secretary of State for the state in which that Borrower is incorporated.

(b)	Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of a Borrower’s business conducted or assets owned could reasonably be expected to require such qualification.

(c)	Certificates of each Borrower’s Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

3.2 OPINION. An opinion of counsel to the Borrowers in form and substance reasonably satisfactory to the Lender in the form annexed hereto as EXHIBIT 3.2.

3.3 OFFICERS’ CERTIFICATES. Certificates executed by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Lead Borrower which state that

(a)	Such officer, acting on behalf of the Borrowers, has reviewed each of the Loan Documents and has had the benefit of independent counsel of the Lead Borrower’s selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

(i)	The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(ii)	The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(iii)	Various other waivers and indemnifications included therein.

(iv)	The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

(b)	The representations and warranties made by the Borrowers to the Lender in the Loan Documents are true and complete in all material respects as of the date of such Certificate (other than any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties shall be true and complete in all material respects on and as of such earlier date), and that no Default has occurred and is then continuing which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

3.4 ADDITIONAL DOCUMENTS. SATISFACTION OF CONDITIONS. The execution of such additional instruments and documents and the satisfaction of such additional conditions respective as the Lender or its counsel reasonably may require or request.

3.5 CASH MANAGEMENT REQUIREMENTS. All actions required under Section 7.1(b) to be taken prior to the First Funding shall have been so taken.

3.6 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made (other than any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties shall be true and complete in all material respects on and as of such earlier date).

3.7 NO BORROWER IN DEFAULT. No Borrower is in Default.

3.8 NO ADVERSE CHANGE. No event shall have occurred or failed to occur, which occurrence or failure is or could reasonably be expected to have a materially adverse effect upon the Borrowers’ Consolidated financial condition when compared with such financial condition at July 31, 2005.

3.9 BENEFIT OF CONDITIONS PRECEDENT. The conditions set forth in this Article 3 are for the sole benefit of the Lender and may be waived by the Lender in whole or in part without prejudice to the Lender.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said offices.

ARTICLE 4: GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

To induce the Lender to establish the credit facility contemplated herein and to induce the Lender to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by any Borrower in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

4.1 PAYMENT AND PERFORMANCE OF LIABILITIES. The Borrowers shall pay each payment Liability in accordance with its respective terms, after giving effect to any applicable grace period, and shall promptly, punctually, and faithfully perform each other Liability.

4.2 DUE ORGANIZATION. AUTHORIZATION. NO CONFLICTS.

(a)	Each Borrower presently is and hereafter shall remain in good standing as a corporation or limited liability company, as applicable, under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of each Borrower’s assets or operation of each Borrower’s business, such qualification may be necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b)	Each Borrower’s respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is stated on EXHIBIT 4.2, annexed hereto.

(c)	No Borrower shall change its State of organization, any organizational identification number assigned to that Borrower by that State, or that Borrower’s federal taxpayer identification number.

(d)	Each entity in which the Lead Borrower or any other Borrower owns, either directly or indirectly, an equity interest and that constitutes an Affiliate (other than a Borrower) is listed on EXHIBIT 4.2. The Lead Borrower shall provide the Lender with prior written notice of any such entity ceasing to be an Affiliate or that hereafter becomes an entity of the type contemplated by this clause (d).

(e)	Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which that Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

(f)	The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrower’s consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of Collateral Interests by that Borrower to secure the Liabilities); each Borrower’s performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:

(i)	Have been duly authorized by all necessary action.

(ii)	Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower, other than any such contravention that would not reasonably be expected to have a Material Adverse Effect.

(iii)	Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(g)	The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, except as such enforcement may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws which affect the rights of creditors generally, (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (z) implied covenants of good faith and fair dealing.

4.3	TRADE NAMES.

(a)	EXHIBIT 4.3, annexed hereto, is a listing of:

(i)	All names under which any Borrower conducted its business since January 1, 2001.

(ii)	All Persons with whom any Borrower ever consolidated or merged, or from whom any Borrower ever acquired in a single transaction or in a series of related transactions substantially all of such Person’s assets.

(b)	The Lead Borrower will provide the Lender with not less than twenty-one (21) days prior written notice (with reasonable particularity) of any change to any Borrower’s name from that under which that Borrower is conducting its business at the execution of this Agreement and will not effect such change unless each Borrower is then in compliance in all material respects with all provisions of this Agreement.

4.4	INFRASTRUCTURE.

(a)	Except as described on EXHIBIT 4.4, annexed hereto, each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.

(b)	Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for that Borrower’s conduct of that Borrower’s business substantially in accordance with the Business Plan.

(c)	The conduct by each Borrower of that Borrower’s business does not presently infringe (nor will any Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person except where such infringement could not reasonably be expected to have a Material Adverse Effect.

4.5	LOCATIONS.

(a)	The Collateral, and the books, records, and papers of Borrowers’ pertaining thereto, in existence on the date hereof are kept and maintained solely at the following locations:

(i)	The Lead Borrower’s chief executive offices which are at 435 Hudson Street, New York, New York 10014.

(ii)	Those locations which are listed on EXHIBIT 4.5, annexed hereto, which EXHIBIT includes, with respect to each such location, the name and address of the landlord on the Lease which covers such location (or an indication that a Borrower owns the subject location) and of all service bureaus with which any such records are maintained.

(b)	No Borrower shall remove any of the Collateral from said chief executive office or those locations listed on EXHIBIT 4.5 except:

(i)	To accomplish sales of Inventory in the ordinary course of business.

(ii)	To move Inventory from one such location to another such location.

(iii)	To utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles).

(iv)	To dispose of such Collateral as otherwise permitted by this Agreement.

(c)	The Lead Borrower shall obtain and deliver to the Lender a consent, waiver and subordination (each reasonably satisfactory to the Lender) by the landlord of each Borrower’s warehouse and distribution center locations of which, prior to the date of execution hereof, such Borrower is a tenant and by the mortgagee or each Borrower’s warehouse and distribution center locations of which, prior to the date of execution hereof, such Borrower is the owner.

(d)	The Lead Borrower shall expend commercially reasonable efforts to obtain and deliver to the Lender a consent, waiver and subordination (each reasonably satisfactory to the Lender) by the landlord for each Borrower’s store locations within thirty (30) days of the date of execution hereof.

(e)	At the execution of this Agreement and at any time thereafter, the Lender may establish an Availability Reserve for up to thirty (30) days rent for each of the Borrowers’ locations in Pennsylvania, Washington and Virginia, or in any other state with respect to which Lender reasonably determines that the claim of a landlord against Inventory may be senior to the Collateral Interest of the Lender and for which a satisfactory consent, waiver and subordination has not been received. Such Availability Reserve shall be eliminated with respect to any particular location upon the furnishing to the Lender of a consent, waiver and subordination (in form reasonably satisfactory to the Lender) by the landlord for the subject location.

(f)	Without duplication of any Availability Reserve described above, the Lender may establish an Availability Reserve for past due rent owed by any Borrower to any of its landlords.

(g)	Except as otherwise disclosed pursuant to, or permitted by, this Section 4.5, or by Section 4.6, no tangible personal property of any Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

4.6	LEASE AMENDMENTS. NEW STORES. STORE CLOSINGS.

(a)	No Borrower will alter, modify, or amend any material Lease in any material respect other than

(i)	for the subject Borrower’s benefit, provided, however, in no event may such alternation, modification, or amendment have an adverse effect on the Lender’s ability to exercise the Lender’s Rights and Remedies; or

(ii)	to exercise options included therein (in which event, such exercise shall be made only upon not less than ten (10) days prior written notice to Lender (with reasonable specificity of the facts and circumstances thereof)).

(b)	No Borrower will commit to open, or open, any Store, except in accordance with the terms of Section 5.10 hereof, and subject, in each instance, to the following conditions:

(i)	At the time that any Borrower becomes contractually obligated on the Lease for such new Store, no Event of Default has occurred and is continuing.

(ii)	Neither any Borrower’s becoming so contractually obligated nor its opening of such Store will result in the occurrence of an Event of Default.

(iii)	The Lead Borrower shall have provided not less than fifteen (15) days prior written notice to Lender (with reasonable specificity of the facts and circumstances thereof) of the opening of that location.

(c)	No Borrower may close any Store except as provided in this Section (c).

(i)	Subject to the conditions set forth in Section (iii), the Borrowers may voluntarily close up to five Stores beyond those already disclosed to the Lender in any Fiscal year.

(ii)	Any Borrower may close a Store upon the refusal of the landlord thereof to renew the lease relating to such Store upon substantially the same terms and conditions of the previous lease between such Borrower and the landlord. Any such closure shall be deemed an involuntary closure for purposes hereof.

(iii)	The Lead Borrower shall provide not less than fifteen (15) days prior written notice to Lender (with reasonable specificity of the facts and circumstances thereof) of any voluntary closing, and shall provide prompt notice of any involuntary closing.

(iv)	If the relevant Borrower determines to employ an inventory liquidation agent to effect any such closing (whether on a guarantee, fee or other basis), then the Lead Borrower shall provide the Lender with the following:

(A)	Not less than five (5) Business Days advance notice of the initiation of any bidding process (which notice includes a summary, with reasonable particularity, of such process).

(B)	Within not less than a reasonable period prior to its execution within which to review and provide the Lead Borrower with the Lender’s comments thereon, a copy of the agreement pursuant to which such agent is employed. The Borrowers shall not be under any affirmative obligation to take any action on account of such comments, if any, provided by the Lender.

4.7	TITLE TO ASSETS.

(a)	The Borrowers are, and shall hereafter remain, the owners of the Collateral free and clear of all Encumbrances with the exceptions of the following:

(i)	Encumbrances in favor of the Lender.

(ii)	Permitted Encumbrances.

(b)	No Borrower has, and none shall have, possession of any property on consignment to that Borrower.

(c)	No Borrower shall acquire or obtain the right to use any Equipment, the acquisition or right to use of which Equipment is otherwise permitted by this Agreement, in which Equipment any third party has an interest, except for the following:

(i)	Equipment which is not material to the conduct of that Borrower’s business.

(ii)	Equipment, the acquisition or right to use of which has been consented to by the Lender, which consent may be conditioned upon the Lender’s receipt of an agreement (substantially in the form of EXHIBIT 4.7(c)(ii), annexed hereto) with the third party which has an interest in such Equipment.

(iii)	Equipment subject to purchase money security interests, to the extent permitted by clause (l) of the definition of Permitted Encumbrances.

4.8	INDEBTEDNESS.

(a)	The Borrowers do not and shall not hereafter have any Indebtedness with the exceptions of:

(i)	Any Indebtedness on account of the Revolving Credit.

(ii)	Permitted Indebtedness.

(iii)	Until the Effective Date, Indebtedness under the Existing Loan Agreement.

(b)	Each Borrower shall observe and comply with the following covenants, which are applicable with respect to the Hanover Property Indebtedness:

(i)	The only payments in respect of the Hanover Property Indebtedness which may be made are regularly scheduled payments of principal and interest and other mandatory payments of principal or interest, in each instance when due in accordance with the terms of the Hanover Property Loan Documents as in effect on the date hereof.

(ii)	No term of the Hanover Property Indebtedness may be amended, modified, altered or changed other than the following (with prior written notice (with reasonable particularity) in each instance, to the Lender):

(A)	Extension of the maturity thereof.

(B)	Deferral of the timing of any payments in respect thereof.

(C)	Forgiveness or cancellation of any portion of such Indebtedness.

(D)	Reduction of the interest rate or any fees in connection therewith.

(iii)	Except as otherwise permitted by this Section (b), no Borrower may redeem, retire, defease, purchase, or otherwise acquire the Hanover Property Indebtedness nor set aside or deposit or invest funds for such purpose

(iv)	The Lead Borrower shall furnish the Lender with all notices, demands or other materials concerning the Hanover Property Indebtedness either received by any Borrower or on its behalf, promptly after receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as applicable.

(c)	Each Borrower shall observe and comply with the following covenants, which are applicable with respect to Indebtedness described on EXHIBIT 4.8, annexed hereto and any refinancing thereof:

(i)	The Borrowers may only make regularly scheduled or other mandatory payments of principal and interest in respect of such Indebtedness when due in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof.

(ii)	The Borrowers shall not directly or indirectly undertake any of the following:

(A)	The amendment, modification, alteration, or change of the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in any material respect except, that, the Borrowers, after prior written notice to Lender (with reasonable particularity), may amend, modify, alter or change the terms thereof, so as to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith.

(B)	Except as permitted by Section (A), the redemption, retirement, defeasance, purchase, or other acquisition of such Indebtedness or the setting aside or deposit or investment of funds for such purpose.

4.9	INSURANCE.

(a)	EXHIBIT 4.9, annexed hereto, is a schedule of all insurance policies owned by the Borrowers or under which any Borrower is the named insured as of the Effective Date. Each of such policies is in full force and effect. Neither the issuer of any such policy (to the knowledge of the Borrowers) nor any Borrower is in default or violation in any material respect of any such policy.

(b)	The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as is customary in their industry and is reasonably satisfactory to the Lender.

(c)	All insurance carried by the Borrowers shall provide for a minimum of thirty (30) days’ prior written notice of cancellation to the Lender and all such insurance which covers the Collateral shall

(i)	Include an endorsement in favor of the Lender, which endorsement shall provide that the insurance, to the extent of the Lender’s interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of any Borrower or by the failure of any Borrower to comply with any warranty or condition of the policy.

(ii)	Except as disclosed on EXHIBIT 4.9, not include an endorsement in favor of any other Person.

(d)	The coverage reflected on EXHIBIT 4.9 presently satisfies the foregoing requirements, it being recognized by each Borrower and the Lender, however, that such requirements may change hereafter to reflect changing circumstances.

(e)	The Lead Borrower shall furnish the Lender from time to time with certificates or other evidence reasonably satisfactory to the Lender regarding compliance by the Borrowers with the foregoing requirements.

(f)	In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option, may obtain such insurance, provided, however, the Lender’s obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers’ failure to have maintained such insurance.

4.10 LICENSES. Each material license, distributorship, franchise, and similar agreement issued to any Borrower, or to which any Borrower is a party, is in full force and effect as against such Borrower and, to the knowledge of such Borrower, the other parties thereto. To the Borrowers’ knowledge, no party to any such license or agreement is in default or violation thereof, other than any default or violation which is not reasonably expected to result in a Material Adverse Effect. No Borrower has received any written notice or threat of cancellation of any such license or agreement, other than with respect to any notice or threat which is not reasonably expected to result in a Material Adverse Effect.

4.11 LEASES. EXHIBIT 4.11, annexed hereto, is a schedule of all presently effective material Capital Leases. (EXHIBIT 4.5 includes a list of all other presently effective Leases). Each of such Leases and Capital Leases is in full force and effect as against the Borrower a party thereto and, to the knowledge of such Borrower, the other parties thereto. To the Borrowers’ knowledge, no party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease, other than any default or violation which is not reasonably expected to result in a Material Adverse Effect. No Borrower has received any written notice or threat of cancellation of any such Lease or Capital Lease, other than with respect to Leases or Capital Leases the cancellation of which are not reasonably expected to result in a Material Adverse Effect. Each Borrower hereby authorizes the Lender at any time and from time to time, on reasonable prior notice to the Lead Borrower, to contact any of the Borrowers’ respective landlords in order to confirm the Borrowers’ continued compliance with the terms and conditions of the Lease(s) between the subject Borrower and that landlord and to discuss such issues, concerning the subject Borrower’s occupancy under such Lease(s), as the Lender may determine.

4.12 REQUIREMENTS OF LAW.

(a)	Subject to Section (b), each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance is otherwise permitted by this Agreement and could not reasonably be expected to have a Material Adverse Effect. No Borrower has received any notice of any violation of any Requirement of Law (other than of a violation which could not reasonably be expected to have a Material Adverse Effect), which violation has not been cured or otherwise remedied.

(b)	The representations, covenants, and warranties which are made and undertaken in Section (a) do not include the separately made and undertaken representations, covenants, and warranties included in the following Sections of this Agreement:

Section	Relates To

4.13	Labor Relations

4.15	Taxes

4.17	ERISA

4.18	Hazardous Materials

4.13	LABOR RELATIONS.

(a)	As of the Effective Date, no Borrower has been, and none is presently, a party to any collective bargaining or other labor contract.

(b)	As of the date of this Agreement, there is not presently pending and, to any Borrower’s knowledge, there is not threatened any of the following:

(i)	Any strike, slowdown, picketing, work stoppage, or employee grievance process.

(ii)	Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to that Borrower, could reasonably be expected to have a Material Adverse Effect.

(iii)	Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower).

(iv)	Any application for the certification of a collective bargaining agent.

(c)	Each Borrower:

(i)	Has complied with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ii)	Is not liable for the payment of any amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for that Borrower’s failure to comply with any Applicable Law referenced in Section (i) except where the failure to make payment thereof could not reasonably be expected to have a Material Adverse Effect.

4.14 MAINTAIN PROPERTIES. The Borrowers shall:

(a)	Keep the Collateral in good order and repair (ordinary reasonable wear and tear and insured casualty excepted and to the extent that the Collateral consists of Leasehold Interests, subject to the obligations of the respective Borrowers under the applicable Lease).

(b)	Not suffer or cause the waste or destruction of any material part of the Collateral (insured casualty excepted).

(c)	Not use any of the Collateral in violation of any policy of insurance thereon, which violation could reasonably be expected to result in cancellation thereof or denial of coverage thereunder.

(d)	Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

(i)	The sale of Inventory in compliance with this Agreement.

(ii)	The disposal of Equipment which is obsolete, outmoded, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of any Borrower.

(iii)	The turning over to the Lender of all Receipts as provided herein.

(iv)	The disposal of Leasehold Interests as permitted by Section 4.6(a).

(v)	Dispositions of Collateral (other than sales of Inventory pursuant to this clause (d), section (i) above) in any Fiscal year having a net book value (if Equipment) or Cost (if Inventory), which, when aggregated with “Collateral” so disposed of by the Guarantors during such Fiscal Year pursuant to a “basket” accorded to the Guarantors in their respective Security Agreements in favor of the Lender, does not exceed $200,000.00.

4.15 TAXES.

(a)	With respect to the Borrowers’ federal, state, and local tax liability and obligations:

(i)	Except as described on EXHIBIT 4.15: the Lead Borrower, in compliance with all Applicable Law, has properly filed all returns due to be filed up to the date of this Agreement with the exception of any return, the failure to timely file will not have a Material Adverse Effect (all of which excepted returns ultimately will be filed).

(ii)	As of the date of this Agreement, except as described on EXHIBIT 4.15:

(A)	At no time during the past six (6) years has any Borrower received from any taxing authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

(B)	No agreement is extant which waives or extends any statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

(C)	No issue has been raised in any tax examination of any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

(b)	The Borrowers: have paid, and hereafter shall pay, as they become due and payable all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower or the Collateral by any person or entity whose claim could reasonably be expected to result in an Encumbrance upon any asset of any Borrower or by any governmental authority, except where such purported obligation to pay is being contested in good faith by appropriate proceedings in respect of which adequate reserves have been established and no lien is filed with respect thereto; properly exercise any trust responsibilities imposed upon any Borrower by reason of withholding from employees’ pay or by reason of any Borrower’s receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom any Borrower is obligated to so file.

4.16 NO MARGIN STOCK. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

4.17 ERISA.

(a)	Neither any Borrower nor any ERISA Affiliate has ever engaged, committed, suffered, or caused any of the following where the result thereof could reasonably be expected to have a Material Adverse Effect:

(i)	Violated or failed to be in full compliance with any Borrower’s Employee Benefit Plan.

(ii)	Failed timely to file all periodic and other reports and filings required by ERISA to be filed by any Borrower.

(iii)	Engaged in any nonexempt “prohibited transactions” or “reportable events” (respectively as described in ERISA).

(iv)	Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA.

(v)	Accumulate any material cumulative funding deficiency within the meaning of ERISA.

(vi)	Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA.

(vii)	Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA under which any Borrower or any ERISA Affiliate could have any withdrawal liability.

(b)	Neither any Borrower nor any ERISA Affiliate shall engage in any action of the type described in Section (a) where the result thereof could reasonably be expected to have a Material Adverse Effect.

4.18 HAZARDOUS MATERIALS.

(a)	Except as described on EXHIBIT 4.18, annexed hereto, no Borrower has ever engaged, committed, suffered, or caused any of the following where the result thereof could reasonably be expected to have a Material Adverse Effect:

(i)	Been legally responsible for any release or threat of release of any Hazardous Material.

(ii)	Received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which that Borrower would be responsible.

(b)	Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of that Borrower’s business and in compliance with all Environmental Laws.

4.19 LITIGATION. As of the date of this Agreement, except as described in EXHIBIT 4.19, annexed hereto, there is not presently pending or, to the knowledge of the Borrowers, threatened by or against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to any Borrower, could reasonably be expected to have a Material Adverse Effect.

4.20 DIVIDENDS. INVESTMENTS. CORPORATE ACTION. No Borrower shall:

(a)	Pay any cash dividend or make any other distribution in respect of any class of that Borrower’s capital stock other than by way of a Permitted Distribution.

(b)	Own, redeem, retire, purchase, or acquire any of any Borrower’s capital stock other than by way of a Permitted Distribution.

(c)	Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any Person other than Permitted Investments.

(d)	Merge or consolidate or be merged or consolidated with or into any other corporation or other entity.

(e)	Consolidate any of that Borrower’s operations with those of any other Person other than of another Borrower.

(f)	Organize or create any Affiliate.

(g)	Subordinate any debts or obligations owed to that Borrower by any third party to any other debts owed by such third party to any other Person.

(h)	Acquire any assets other than in the ordinary course and conduct of that Borrower’s business as conducted at the execution of this Agreement.

4.21 LOANS. No Borrower shall make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:

(a)	Advance payments made to that Borrower’s suppliers in the ordinary course.

(b)	Advances to that Borrower’s officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of that Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by that Borrower.

(c)	Loans or advances by any Borrower to any other Borrower or to any Guarantor.

(d)	Loans, not to exceed $500,000.00 in the aggregate outstanding at any one time, to employees.

4.22 PROTECTION OF ASSETS. The Lender, in the Lender’s discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action which the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral, but only to the extent that the Borrowers have failed to comply with their respective obligations hereunder with respect thereto. The Lender shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding by a court of competent jurisdiction (in which the Lender has been given an opportunity to be heard), from which finding no further appeal is available, that the Lender had acted in actual bad faith or in a grossly negligent manner or in wilful misconduct. The Borrowers shall pay to the Lender, on demand, or the Lender, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this Section 4.22.

4.23 LINE OF BUSINESS. No Borrower shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.24 AFFILIATE TRANSACTIONS. No Borrower shall make any payment, nor give any value, to any Affiliate except for the following:

(a)	Transactions which are in the ordinary course of such Borrower’s business, including agreements listed on EXHIBIT 4.24 in place on the Effective Date,

(i)	upon fair and reasonable terms prior written disclosure of which (with reasonable particularity) has been made by the Lead Borrower to the Lender; and

(ii)	that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-Affiliate of such Borrower.

(b)	Transactions between any Borrower, on the one hand, and any other Borrower or Guarantor, on the other hand.

4.25 FURTHER ASSURANCES.

(a)	Except as provided in Section (g), no Borrower is the owner of, nor has it any interest in, any property or asset which, immediately upon the satisfaction of the conditions precedent to the effectiveness of the credit facility contemplated hereby (Article 3) will not be subject to a prior perfected Collateral Interest in favor of the Lender (subject only to Permitted Encumbrances) to secure the Liabilities.

(b)	Except as provided in Section (g), no Borrower will hereafter acquire any asset or any interest in property which is not, immediately upon such acquisition, subject to such a perfected Collateral Interest in favor of the Lender to secure the Liabilities (subject only to Permitted Encumbrances).

(c)	Each Borrower shall execute and deliver to the Lender such instruments, documents and papers and shall do all such things from time to time hereafter as the Lender may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Lender’s Collateral Interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. Each Borrower shall execute all such instruments as reasonably may be required by the Lender with respect to the recordation and/or perfection of the Collateral Interests created or contemplated herein.

(d)	Each Borrower hereby designates the Lender as and for that Borrower’s true and lawful attorney, with full power of substitution, to sign and file any financing statements in order to perfect or protect the Lender’s Collateral Interests in the Collateral.

(e)	This Agreement constitutes an authenticated record which authorizes the Lender to file such financing statements as the Lender reasonably determines as appropriate to perfect or protect the Collateral Interests created by this Agreement.

(f)	A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4.25 shall be sufficient for filing to perfect the security interests granted herein.

(g)	The requirements of Sections (a) and (b) are subject to the following:

(i)	Such requirements shall not apply to any Excluded Asset.

(ii)	Except as provided in Section (iii), such requirements shall not apply to any Borrower’s right to use property which is not material to the conduct of that Person’s business.

(iii)	Such requirements shall apply in all events to the following:

(A)	Any Permitted Investments.

(B)	Any trademark or service mark that becomes “active” after the execution of this Agreement.

4.26 ADEQUACY OF DISCLOSURE.

(a)	The (i) audited Consolidated balance sheets of the Lead Borrower as of January 31, 2005 and the related audited Consolidated statements of operations and Consolidated statements of cash flows for the year ended January 31, 2005, in each case as set forth in the Registration Statement (collectively, the “Historical Audited Financial Statements”), and (ii) unaudited interim Consolidated balance sheet of the Lead Borrower as of July 31, 2005 and the related unaudited interim Consolidated statements of operations and Consolidated statements of cash flows for the six month period ended July 31, 2005, in each case as set forth in the Registration Statement (collectively, the “Historical Unaudited Financial Statements” and, together with the Historical Audited Financial Statements, the “Historical Financial Statements”), have been prepared (except as otherwise disclosed thereon or in the notes thereto) in accordance with GAAP consistently applied and present fairly the financial condition of the Lead Borrower and its Consolidated subsidiaries at the date(s) thereof and the results of operations and cash flows for the period(s) covered therein (provided however, that the Historical Unaudited Financial Statements are subject to normal year end adjustments and to the absence of footnotes). Except as reflected on the Historical Unaudited Financial Statements for the six month period ended July 31, 2005 (or in the notes thereto), there has been no change in the Consolidated financial condition, results of operations or cash flows of the Lead Borrower and its Consolidated subsidiaries since January 31, 2005, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

(b)	No Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is required by GAAP to be disclosed and which is not noted in the Historical Financial Statements, other than any thereof entered into or incurred in the ordinary course of business.

(c)	All written information (other than Projections, estimates and information of a general economic nature) (collectively, the “Information”) concerning the Lead Borrower and the other Borrowers and their respective subsidiaries and the Delia’s Spin-Off included in the Registration Statement or otherwise prepared by or on behalf of the Lead Borrower or any other Borrower and made available to the Lender in connection with the Delia’s Spin-Off or the execution and delivery of this Agreement, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lender and as of the Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made. Taken as a whole, in light of all information (including, without limitation, all information contained in the Registration Statement) delivered to the Lender by or on behalf of the Lead Borrower and any other Borrower, there is no fact known to any Borrower as of the effective date of the Registration Statement which has, or which, as of the effective date of the Registration Statement, in the foreseeable future could reasonably be expected to have, a material adverse effect on the financial condition of the Borrowers, taken as a whole, which has not been disclosed in writing to the Lender.

4.27 NO RESTRICTIONS ON LIABILITIES. No Borrower shall enter into or directly or indirectly become subject to any agreement which prohibits or restricts, in any manner, any Borrower’s:

(a)	Creation of, and granting of, Collateral Interests in favor of the Lender (other than Collateral Interests in any asset, right or property of any Borrower in or upon which such Borrower is permitted pursuant to the terms hereof to grant a security interest or other lien or encumbrance in favor of any other Person, including, without limitation, (i) any Collateral Interest in any asset, property or right created under any Hanover Property Loan Document or (ii) any other Permitted Encumbrance).

(b)	Incurrence of Liabilities.

4.28 OTHER COVENANTS. No Borrower shall indirectly do or cause to be done any act which, if done directly by that Borrower, would breach any covenant contained in this Agreement.

ARTICLE 5: FINANCIAL REPORTING AND PERFORMANCE COVENANTS:

5.1	MAINTAIN RECORDS. The Borrowers shall:

(a)	At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers’ financial transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrowers at the close of, and its results of operations for, the periods in question, subject, however to usual year end adjustments and, with the exception of the Lead Borrower’s Consolidated annual statement, the absence of footnotes.

(b)	Timely provide the Lender with those financial reports, statements, and schedules required by this Article 5: or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Lead Borrower at the close of, and the results of operations for, the period(s) covered therein.

(c)	At all times, keep accurate current records of the Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.

(d)	At all times, retain independent certified public accountants who are either one of the so-called “Big 4” or other nationally recognized accounting firms (or any successor thereto), or are otherwise reasonably satisfactory to the Lender, and instruct such accountants reasonably to cooperate with, and be available to, the Lender to discuss the Borrowers’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender. The parties hereto agree that BDO Seidman, the current certified public accountants of the Lead Borrower, shall be satisfactory to Lender for purposes of this Section 5.1(d).

(e)	Not change any Borrower’s fiscal year, except that any Borrower may change its fiscal year to a “retail” fiscal year.

5.2	ACCESS TO RECORDS.

(a)	Upon reasonable prior notice during normal business hours, each Borrower shall accord the Lender with access from time to time as the Lender reasonably may require to all properties owned by or over which any Borrower has control. The Lender shall have the right, and each Borrower will permit the Lender from time to time as Lender may request, to examine, inspect, copy, and make extracts from any and all of the Borrowers’ books, records, electronically stored data, papers, and files (subject to reasonable requirements of confidentiality, including requirements imposed by Applicable Law or contract). Each Borrower shall make all of that Borrower’s copying facilities reasonably available to the Lender.

(b)	Each Borrower hereby authorizes the Lender:

(i)	Upon reasonable prior notice during normal business hours, to inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower, or any service bureau, contractor, accountant, or other person (in each case subject to reasonable requirements of confidentiality, including requirements imposed by Applicable Law or contract), and directs any such service bureau, contractor, accountant, or other person reasonably to cooperate with the Lender with respect thereto.

(ii)	Verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with each Borrower’s computer billing companies, collection agencies, and accountants and to sign the name of each Borrower on any notice to each Borrower’s Account Debtors or verification of the Collateral.

(c)	The Lender from time to time may designate one or more representatives to exercise the Lender’s rights under this Section 5.2 as fully as if the Lender were doing so, subject to reasonable requirements of confidentiality, including requirements imposed by Applicable Law or contract.

5.3	IMMEDIATE NOTICE TO LENDER.

(a)	The Lead Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)	Any change in the Lead Borrower’s President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(ii)	Any ceasing of any Borrower’s making of material payment, in the ordinary course, to its creditors (other than its ceasing of making of such payments on account of a de minimis dispute which is diligently being pursued by such Borrower).

(iii)	Any failure by any Borrower to pay rent at any of that Borrower’s locations, which failure continues for more than Three (3) days following the last day on which such rent was payable (after giving effect to any applicable grace period) without more than a de minimis adverse effect to that Borrower.

(iv)	Any material adverse change in the business, operations, or financial affairs of any Borrower.

(v)	Any Borrower’s becoming in Default.

(vi)	Any intention on the part of any Borrower to discharge that Borrower’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5.1(d)).

(vii)	Any litigation which, if determined adversely to any Borrower and after giving effect to any applicable insurance coverage could reasonably be expected to have a material adverse effect on the financial condition of that Borrower.

(viii)	The material reduction by any of Borrower’s material vendors in the amount of trade credit or terms provided by such vendor to Borrower on the date of execution hereof.

(b)	The Lead Borrower shall:

(i)	Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Lead Borrower (qua such shareholders).

(ii)	Provide the Lender:

(A)	When filed (by e-mail alert, if available), copies of all material filings with the SEC (including any filing on forms 10-K, 10-Q, or 8-K).

(B)	When received, copies of all correspondence from the SEC, other than routine non-substantive general communications from the SEC.

(iii)	Add the Lender as an addressee on all mailing lists maintained by or for each Borrower.

(iv)	At the request of the Lender, from time to time, provide the Lender with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).

(v)	Provide the Lender, promptly following receipt by any Borrower, with a copy of any management letter or similar communications from any accountant of any Borrower.

5.4	BORROWING BASE CERTIFICATE AND EXCESS AVAILABILITY, QUALIFIED CASH AND CASH EQUIVALENTS CALCULATION.

(a)	Monthly, within three (3) Business Days of the end of each month, the Lead Borrower shall deliver to the Lender a Borrowing Base Certificate, as of the close of business on the last day of the immediately preceding month; provided, however, at any time that, and as long as, Excess Availability is less than $10,000,000.00, a Borrowing Base Certificate shall be provided (i) within one (1) Business Day after Excess Availability initially falls below $10,000,000.00, showing the Borrowing Base as of the close of business for the prior Business Day, and (ii) weekly on Tuesday of each week, showing the Borrowing Base as of the close of business on the immediately preceding Saturday.

(b)	Daily, on or before 1:00 P.M. by telecopier, the Lead Borrower shall deliver to the Lender a statement calculating the Borrowers’ Excess Availability and setting forth the then existing amount of Qualified Cash and Cash Equivalents as of the close of business for the prior Business Day.

5.5 MONTHLY REPORTS. Monthly, the Lead Borrower shall provide the Lender with those financial statements and reports described in EXHIBIT 5.5, annexed hereto.

5.6	ANNUAL REPORTS.

(a)	Annually, within forty five (45) days following the end of the Lead Borrower’s fiscal year, the Lead Borrower shall furnish the Lender with the Lead Borrower’s internally prepared draft of its annual Consolidated financial statement for the year then just completed, which shall include, at a minimum (with comparative information for the then prior Fiscal year), a balance sheet, income statement, and cash flows; provided, however, that the Lender acknowledges and agrees that such draft financial statements are being delivered for informational purposes only, are not to be relied upon as the Lead Borrower’s complete and accurate Consolidated financial statements and shall be superseded in their entirety by the audited financial statements delivered to the Lender pursuant to Subsection (b) of this Section 5.6.

(b)	Annually, within ninety (90) days following the end of the Lead Borrower’s fiscal year, the Lead Borrower shall furnish the Lender with the following:

(i)	An original signed counterpart of the Lead Borrower’s Consolidated annual financial statement, which statement shall have been audited by, and bear the opinion, without material qualification, of, the Lead Borrower’s independent certified public accountants (i.e. said statement shall be “certified” by such accountants) and shall include, at a minimum (with comparative information for the then prior Fiscal year) a balance sheet, income statement, statement of changes in shareholders’ equity, cash flows, and schedules of consolidation; provided, however, that the delivery by the Lead Borrower of Annual Reports on Form 10-K of the Lead Borrower and its Consolidated subsidiaries shall satisfy the requirements of this Section 5.6(b).

(ii)	The officer’s compliance certificate described in Section 5.7.

(c)	No later than the earlier of fifteen (15) days prior to the end of each of the Lead Borrower’s fiscal years or the date on which such accountants commence their work on the preparation of the Lead Borrower’s Consolidated annual financial statement, the Lead Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Lender) that:

(i)	Such annual financial statement will be delivered by the Lead Borrower to the Lender.

(ii)	It is the primary intention of the Lead Borrower to satisfy the financial reporting requirements set forth in this Article 5:.

(iii)	The Lead Borrower has been advised that the Lender will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by this Agreement.

(d)	Each annual statement shall be accompanied by such accountant’s Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that the Borrowers are not in Default (or that if the Borrowers are in Default, the facts and circumstances thereof).

5.7 OFFICERS’ CERTIFICATES. The Lead Borrower shall cause either the Lead Borrower’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, in each instance, to provide such Person’s Certificate with those monthly financial statements required to be filed within thirty (30) days of the end of each month, and with those annual statements to be furnished pursuant to this Agreement, which Certificate shall:

(a)	Except with respect to Annual Reports submitted on Form 10-K, indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the Consolidated financial condition of the Lead Borrower at the close of, and the results of the Borrowers’ operations and cash flows for, the period(s) covered, subject, however to the following:

(i)	Usual year end adjustments and the absence of footnotes (this exception shall not be included in the Certificate which accompanies such annual statement).

(ii)	Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5.10.

(b)	Indicate either that (i) no Borrower is in Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the applicable Borrowers to be taken on account thereof.

(c)	Include calculations concerning the Borrowers’ compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5.10 hereof.

5.8	INVENTORIES, APPRAISALS, AND AUDITS.

(a)	The Lender shall be permitted, either directly or through agents retained for that purpose, after delivery of reasonable advance notice to the Lead Borrower, and at the Borrowers’ reasonable expense in each instance, to conduct during regular business hours such audits, inspections, and field examinations of the Borrowers’ books, records, and assets as the Lender, in its reasonable discretion, may determine are necessary and/or appropriate from time to time. The Lender contemplates conducting no more than 3 audits per year in accordance with the following schedule based upon the aggregate of Average Excess Availability and Qualified Cash and Cash Equivalents as of the end of the immediately preceding Fiscal quarter:

Average Excess Availability and Qualified Cash and Cash Equivalents	Frequency of Audits

Greater than $12,500,000	Up to one audit per year

Greater than $4,000,000, but less than or equal to $12,500,000	Up to two audits per year

Less than or equal to $4,000,000	Up to three audits per year

The foregoing frequency of audits shall be reasonably adjusted quarterly as of the first day of each Fiscal quarter, based upon the aggregate of Average Excess Availability and Qualified Cash and Cash Equivalents for the immediately preceding Fiscal quarter; provided that the Borrowers shall not be obligated to pay for any such additional audits unless an Event of Default has occurred and is continuing

Notwithstanding the foregoing, the Lender may cause additional audits to be undertaken as the Lender, in its reasonable discretion, otherwise deems necessary or appropriate, provided that the Borrowers shall not be obligated to pay for any such additional audits unless an Event of Default has occurred and is continuing. The Borrowers, subject to receipt of reasonable advance notice, during regular business hours shall cooperate with and assist the Lender, or its agents, in connection with the performance of any such audit, inspection, and field examination, which audit, inspection and field examination shall be subject to reasonable requirements of confidentiality, including requirements imposed by Applicable Law or contract.

(b)	The Lender, at the reasonable expense of the Borrowers, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of any Borrower.

(c)	The Borrowers shall obtain (at the Borrowers’ expense in all instances) financial or SKU based physical counts and/or inventories conducted by such inventory takers as are reasonably satisfactory to the Lender and following such methodology as is consistent with the Borrowers’ practices in effect at the execution of this Agreement and as provided in this Section.

(i) Unless an Event of Default has occurred and is continuing, the Borrowers shall cause the following number of such counts/inventories to be undertaken in each twelve (12) month period during which this Agreement is in effect:

(A)	Retail operations : One (1).

(B)	Direct operations (catalogue and web): One (1).

(ii) If an Event of Default occurs and is continuing, the foregoing limit on the number of such counts and/or inventories shall terminate and the Lender may require such counts and/or inventories (at the reasonable expense of the Borrowers in each instance) at such intervals as the Lender, in its discretion, may determine as being appropriate.

(iii) The Borrowers shall cause their accountants to observe the Borrowers’ year end retail operations and direct operations counts / inventories (and such other counts / inventories as the accountants may require so as to permit those accountants to express its opinion on the Lead Borrower’s annual Consolidated financial statement to the standard set out in this Agreement).

(iv) The Lead Borrower shall provide the Lender with a copy of the preliminary results of each such count and/or inventory (as well as of any other physical inventory undertaken by any Borrower) within ten (10) business days following the completion of such inventory.

(v) The Lead Borrower, within thirty (30) days following the completion of such count and/or inventory, shall provide the Lender with a reconciliation of the results of each such count and/or inventory (as well as of any other physical inventory undertaken by any Borrower) and shall, in the case of a year-end inventory, post such results to the Borrowers’ stock ledger and, as applicable to the Borrowers’ other financial books and records. The Lender may use the reconciliation and results of each such count and/or inventory and implement them in accordance with the terms of this Agreement.

(d)	The Lender may obtain such appraisals of Collateral consisting of Inventory, from time to time during the period that this Agreement is in effect, conducted by such appraisers as are reasonably satisfactory to the Lender (at the Borrowers’ reasonable expense in each instance). The Lender contemplates conducting no more than 3 appraisals per year in accordance with the following schedule based upon the aggregate of Average Excess Availability and Qualified Cash and Cash Equivalents as of the end of the immediately preceding Fiscal quarter:

Average Excess Availability and Qualified Cash and Cash Equivalents	Frequency of Appraisals

Greater than $12,500,000	Up to one appraisal per year

Greater than $4,000,000, but less than or equal to $12,500,000	Up to two appraisals per year

Less than or equal to $4,000,000	Up to three appraisals per year

The foregoing frequency shall be reasonably adjusted quarterly as of the first day of each Fiscal quarter, based upon the aggregate of Average Excess Availability and Qualified Cash and Cash Equivalents for the immediately preceding Fiscal quarter; provided that the Borrowers shall not be obligated to pay for any such additional appraisals unless an Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Lender may cause additional appraisals to be undertaken as the Lender, in its reasonable discretion, otherwise deems necessary or appropriate, provided that the Borrowers shall not be obligated to pay for any such additional appraisals unless an Event of Default has occurred and is continuing.

(e)	The Lender from time to time (in all events, at the Borrowers’ reasonable expense) may undertake “mystery shopping” (so-called) visits to all or any of the Borrowers’ business premises.

5.9	ADDITIONAL FINANCIAL INFORMATION. BUSINESS PLAN.

(a)	In addition to all other information required to be provided pursuant to this Article 5:, the Lead Borrower promptly shall provide the Lender with such other and additional information concerning the Borrowers, the Collateral, the operation of the Borrowers’ business, and the Borrowers’ financial condition (subject to reasonable requirements of confidentiality, including requirements imposed by Applicable Law or contract), including original counterparts of financial reports and statements, as the Lender may from time to time reasonably request from the Lead Borrower.

(b)	The Borrowers have provided the Lender with their current Business Plan, a copy of which is annexed hereto as EXHIBIT 5.9(b).

(i)	The Borrowers may provide the Lender, from time to time hereafter, with updated Business Plans.

(ii)	In all events by (x) not later than January 31 of each year, the Borrowers shall furnish the Lender with a good faith estimate of its updated and extended Business Plan which shall go out at least through the end of the then next Fiscal year and (y) the Borrowers shall furnish the Lender with copies of the final Business Plan, as approved by the Lead Borrower’s Board of Directors, for the forthcoming Fiscal year promptly following its adoption, but in no event later than each February 28. In each event, such updated and extended Business Plans shall be prepared pursuant to a methodology and shall include such assumptions as are made in good faith by the Lead Borrower.

(c)	The Lead Borrower may furnish the Lender with a Business Plan within forty five (45) days of the refinancing of the Hanover Property Indebtedness, on which Business Plan the Lender shall provide its sign-off provided that it was prepared pursuant to the methodology used to prepare the Business Plan and updated from the Business Plan solely to reflect the effect of such refinancing.

5.10	FINANCIAL PERFORMANCE COVENANTS.

(a)	Upon receipt of the Borrowers’ Business Plan, as provided in Section 5.9(b), the Lender shall establish a financial performance covenant with respect to maximum Capital Expenditures for the Borrowers’ Fiscal year 2007 on an aggregate basis in accordance with the Lender’s customary practices (and after taking into account the reasonable capital needs of the Borrowers in light of their financial condition). Thereafter, in the event that the sum of (i) Excess Availability plus (ii) the then existing amount of Qualified Cash and Cash Equivalents is less than or equal to $8,000,000 at any time during any Fiscal year, the Borrowers shall not thereafter during such Fiscal year incur Capital Expenditures in excess of the maximum amount so established by the Lender based upon the Business Plan.

(b)	Notwithstanding and without giving effect to the limitations set forth in Section (a), the Borrowers may open up to 120% of the number of stores provided for in their Business Plan for any given Fiscal year, and the costs incurred in connection with such store openings shall be in addition to the Capital Expenditures provided for in such Business Plan.

(c)	Compliance with such financial performance covenant set forth in Section (a) shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants).

(d)	The Lender may determine the Borrowers’ compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.

5.11 E-REPORTING. At the Lender’s option all information and reports required to be supplied to the Lender by any Borrower shall be transmitted electronically pursuant to an electronic transmitting reporting system and shall be in a record layout format designated by the Lender from time to time, provided, however,

(a)	the Borrowers shall not be required to incur any material expense in connection with their compliance with this Section 5.11; and

(b)	the Borrowers shall not be obligated to so transmit such information and reports unless the Borrowers are reasonably satisfied that such system incorporates reasonable assurances of security for the data being so transmitted.

ARTICLE 6: USE OF COLLATERAL:

6.1	USE OF INVENTORY COLLATERAL.

(a)	No Borrower shall engage in any of the following:

(i)	Any sale of the Inventory other than for fair consideration in the conduct of the Borrowers’ business in the ordinary course.

(ii)	Sales or other dispositions of Inventory to creditors for the purpose of satisfying any liability, obligation, or indebtedness owed by any Borrower or Guarantor to such creditors.

(iii)	Sales or other dispositions in bulk.

(iv)	Sales of any Collateral in breach of any provision of this Agreement.

(v)	Any sale on consignment, approval, or under any other circumstances such that, with the exception of the Borrowers’ customary return policy applicable to the return of inventory purchased by the Borrowers’ retail customers in the ordinary course, such Inventory may be returned to a Borrower without the consent of the Lender.

(b)	The Borrowers shall not transfer items of their Inventory from one Sales Channel of their business to another Sales Channel other than in the ordinary course of business.

6.2 INVENTORY QUALITY. All Inventory now owned or hereafter acquired by each Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

6.3 ADJUSTMENTS AND ALLOWANCES. Each Borrower may grant such allowances or other adjustments to that Borrower’s Account Debtors (exclusive of extending the time for payment of any material Account or material Account Receivable, which shall not be done without first obtaining the Lender’s prior written consent in each instance, which consent shall not be unreasonably withheld or delayed) as that Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrowers pursuant to this Section 6.3 may be limited or terminated by the Lender at any time that an Event of Default has occurred and is continuing.

6.4	VALIDITY OF ACCOUNTS.

(a)	The amount of each Account shown on the books, records, and invoices of the Borrowers represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrowers.

(b)	As of the date of this Agreement, no Borrower has any knowledge of any impairment of the validity or collectibility of more than a de minimis amount of its Accounts. The Lead Borrower shall notify the Lender of any such impairment as soon as practicable after any Borrower becomes aware of any such impairment.

6.5 NOTIFICATION TO ACCOUNT DEBTORS. The Lender shall have the right (whether or not an Event of Default has occurred and, if no Event of Default shall have occurred and be continuing, after giving one (1) Business Day’s prior written notice to the Lead Borrower) to notify any of the Borrowers’ Account Debtors to make payment directly to the Lender and to collect all amounts due on account of the Collateral.

ARTICLE 7: CASH MANAGEMENT. PAYMENT OF LIABILITIES:

7.1	DEPOSITORY ACCOUNTS.

(a)	Annexed hereto as EXHIBIT 7.1 is a Schedule of all present DDA’s, which Schedule includes, with respect to each depository: (i) the name and address of that depository; (ii) the account number(s) of the account(s) maintained with such depository; and (iii) a contact person at such depository.

(b)	Prior to the First Funding, the Lead Borrower shall deliver the following to the Lender:

(i)	Notification, executed on behalf of each Borrower, to each depository institution with which any DDA is maintained by such Borrower (other than any Exempt DDA and the Blocked Account), in form reasonably satisfactory to the Lender, of the Lender’s interest in such DDA.

(ii)	A Blocked Account Agreement with any depository institution at which either of the following conditions applies:

(A)	Both any DDA (other than the Operating Account) and the Operating Account is maintained.

(B)	A Blocked Account is maintained.

(c)	No Borrower will establish any DDA hereafter (other than an Exempt DDA) unless, contemporaneous with such establishment, the Lead Borrower delivers the following to the Lender:

(i)	Notification to the depository at which such DDA is established if the same would have been required pursuant to Section (b)(ii)(A) if the subject DDA were open on the date of this Agreement.

(ii)	A Blocked Account Agreement executed on behalf of the depository at which such DDA is established if the same would have been required pursuant to Section (b)(ii)(B) if the subject DDA were open on the date of this Agreement.

7.2	CREDIT CARD RECEIPTS.

(a)	Annexed hereto as EXHIBIT 7.2 is a Schedule which describes (in summary detail) all arrangements to which any Borrower is a party with respect to the payment to that Borrower of the proceeds of credit card charges for sales by that Borrower.

(b)	The Lead Borrower shall deliver to the Lender a copy of a written notice addressed to each of each Borrower’s credit card clearinghouses and processors, which notice shall (i) be executed by the applicable Borrower and be in a form reasonably satisfactory to the Lender, and (ii) provide that, unless a Cash Dominion Release Event has occurred and is continuing, payment of all credit card charges submitted by that Borrower to that clearinghouse or other processor and any other amount payable to that Borrower by such clearinghouse or other processor shall be directed to the Blocked Account or as otherwise designated from time to time by the Lender. No Borrower shall change such direction or designation except upon and with the prior written consent of the Lender. Upon each occurrence of a Cash Dominion Release Event and during the continuance thereof, the Lender shall take such actions as shall be reasonably requested from time to time by the Borrowers to (i) notify such clearinghouse or other processor, promptly following the occurrence of such Cash Dominion Release Event, that all credit card charges and other amounts payable to the Borrowers by such clearinghouse or other processor may be paid to any such accounts of a Borrower as the Lead Borrower shall designate, and (ii) otherwise take such other actions as shall be reasonably required by the Borrowers to enable them to exercise dominion and control, in a manner not inconsistent with the provisions of this Agreement, over such credit card charges and other amounts so payable to them by such clearinghouses or other processors.

7.3	THE CONCENTRATION, BLOCKED, AND OPERATING ACCOUNTS.

(a)	The following accounts have been or will be established (and are so referred to herein):

(i)	The “Blocked Account” (so referred to herein): Account No. 530-733285 established by the Lead Borrower with The Chase Manhattan Bank.

(ii)	The “Concentration Account”(so referred to herein): An account established by the Lead Borrower with The Chase Manhattan Bank.

(iii)	The “Lender’s Depository Account” (so referred to herein): Established by the Lender with The Chase Manhattan Bank.

(iv)	The “Operating Account” (so referred to herein): Established by the Lead Borrower with The Chase Manhattan Bank.

(b)	The contents of each DDA (other than the Operating Account) and of the Blocked Accounts and the Concentration Account constitute Collateral and Proceeds of Collateral. The contents of the Lender’s Depository Account constitutes the Lender’s property.

(c)	The Blocked Accounts and the Concentration Account shall be subject to a “Blocked Account Control Agreement (“Automatic Sweep/Frozen Account”)” substantially in the form provided by The Chase Manhattan Bank.

(d)	The Borrowers shall pay all fees and charges of, and maintain such impressed balances as may be required by the depository in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Lender).

(e)	This section (e) applies to the “Instructions” within the meaning of the above referenced Blocked Account Control Agreement (“Automatic Sweep/Frozen Account”).

(i)	Except as provided in, and subject in all events to, Section (ii), notwithstanding anything to the contrary in any agreement to which the Lender is a party, the Lender will not change the above referenced “Instructions” from those in effect at the execution of this Agreement nor terminate any such above referenced Blocked Account Control Agreement (“Automatic Sweep/Frozen Account”) without the prior written consent of the Lead Borrower.

(ii)	Section (i) is not effective to the extent that it results in the Lender’s not having control of the Concentration Account within the meaning of Section 9-104 of the UCC.

7.4	PROCEEDS AND COLLECTIONS.

(a)	All Receipts and all cash proceeds of any sale or other disposition of any of each Borrower’s assets:

(i)	Constitute Collateral and proceeds of Collateral.

(ii)	Shall be held in trust by the Borrowers for the Lender unless a Cash Dominion Release Event has occurred and is continuing.

(iii)	Shall not be commingled with any of any Borrower’s other funds unless a Cash Dominion Release Event has occurred and is continuing.

(iv)	Shall be deposited and/or transferred by the Borrowers only to the Blocked Account, the Concentration Account or the Lender’s Depository Account unless a Cash Dominion Release Event has occurred and is continuing.

(b)	Whether or not there is then an outstanding balance in the Loan Account, unless a Cash Dominion Release Event has occurred and is continuing,

the Lead Borrower shall cause the ACH or wire transfer to the Blocked Account, not less frequently than weekly (or daily following the occurrence and during the continuance of an Event of Default) of the following:

(i)	The then contents of each DDA (other than any Exempt DDA) which consist of available funds, each such transfer to be net of any minimum balance, (not to exceed $750 or, in the case of the Operating Account, $150,000), as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(ii)	The proceeds of all credit card charges not otherwise provided for pursuant hereto.

(c)	Whether or not there is then an outstanding balance in the Loan Account, unless a Cash Dominion Release Event has occurred and is continuing, the then contents of each Blocked Account which consist of available funds shall be transferred to the Concentration Account not less frequently than weekly (or daily following the occurrence and during the continuance of an Event of Default), such transfer to be net of any minimum balance (not to exceed $750.00) as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(d)	Whether or not there is then an outstanding balance in the Loan Account, unless a Cash Dominion Release Event has occurred and is continuing, the then contents of the Concentration Account which consist of available funds shall be transferred to the Lender’s Depository Account not less frequently than weekly (or daily following the occurrence and during the continuance of an Event of Default), such transfer to be net of any minimum balance (not to exceed $750.00) as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained.

(e)	In the event that, notwithstanding the provisions of this Section 7.4, any Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, unless a Cash Dominion Release Event has occurred and is continuing, such Receipts, proceeds, and collections shall be held in trust by that Borrower for the Lender and shall not be commingled with any of that Borrower’s other funds or deposited in any account of any Borrower other than as instructed by the Lender.

7.5	PAYMENT OF LIABILITIES.

(a)	On each Business Day, unless a Cash Dominion Release Event has occurred and is continuing, the Lender shall apply the then collected balance of the Lender’s Depository Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Depository Account is maintained) which are not transferred to the Operating Account pursuant to Section 7.4(e) towards the unpaid balance of the Loan Account and all other Liabilities then due, provided, however, for purposes of the calculation of interest on the unpaid principal balance of the Loan Account, such payment shall be deemed to have been made One (1) Business Day after such transfer.

(b)	The following rules shall apply to deposits and payments under and pursuant to this Section 7.5:

(i)	Funds shall be deemed to have been deposited to the Lender’s Depository Account on the Business Day on which deposited, provided that notice of such deposit is available to the Lender by 2:00PM on that Business Day.

(ii)	Funds paid to the Lender, other than by deposit to the Lender’s Depository Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that notice of such payment is available to the Lender by 2:00PM on that Business Day.

(iii)	If notice of a deposit to the Lender’s Depository Account (Section (i)) or payment (Section (ii)) is not available to the Lender until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.

(iv)	All deposits to the Lender’s Depository Account and other payments to the Lender are subject to clearance and collection.

(c)	The Lender shall transfer to the Operating Account any surplus in the Lender’s Depository Account remaining after the application towards the Liabilities referred to in Section (a), above (less those amounts which are to be netted out, as provided therein), provided, however, in the event that

(i)	any Borrower is in Default; and

(ii)	one or more L/C’s are then outstanding,

then the Lender may establish a funded reserve of up to 103% of the aggregate Stated Amounts of such L/C’s. Such funded reserve shall either be (i) returned to the Lead Borrower provided that no Borrower is in Default or (ii) applied towards the Liabilities following the occurrence of any Event of Default described in Section 10.11 or acceleration following the occurrence of any other Event of Default.

7.6 THE OPERATING ACCOUNT. Except as otherwise specifically provided in, or permitted by, this Agreement or as described on EXHIBIT 7.6, annexed hereto, all checks shall be drawn by the Lead Borrower upon, and other disbursements shall be made by the Lead Borrower solely from, the Operating Account.

ARTICLE 8: GRANT OF SECURITY INTEREST

8.1 GRANT OF SECURITY INTEREST. To secure the Borrowers’ prompt, punctual, and faithful performance of all and each of the Liabilities, each Borrower, subject to Section 8.2(b), hereby grants and pledges to the Lender a continuing security interest in and to, and assigns to the Lender, the following, and each item thereof, whether now owned or now due, or in which that Borrower has an interest or the power to transfer rights, or hereafter acquired, arising, or to become due, or in which that Borrower obtains an interest or the power to transfer rights, and all products, Proceeds, substitutions, and accessions of or to any of the following (all of which, together with any other property in which the Lender may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a)	All Accounts and accounts receivable.

(b)	All Inventory.

(c)	All General Intangibles.

(d)	All Equipment.

(e)	All Goods.

(f)	All Fixtures.

(g)	All Chattel Paper.

(h)	All Letter-of-Credit Rights.

(i)	All Payment Intangibles.

(j)	All Supporting Obligations.

(k)	All books, records, and information relating to the Collateral and/or to the operation of each Borrower’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.

(l)	All Leasehold Interests.

(m)	All Investment Property, Instruments, Documents, Deposit Accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property.

(n)	All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing ((a) through (m)) or otherwise.

(o)	All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (n)), including the right of stoppage in transit.

8.2	EXTENT AND DURATION OF SECURITY INTEREST.

(a)	The security interest created and granted herein is in addition to, and supplemental of, any other security interest granted from time to time by any Borrower to the Lender and shall continue in full force and effect applicable to all Liabilities until both

(i)	all Liabilities have been paid and/or satisfied in full, including those arrangements set forth in Section 13.2(d); and

(ii)	the security interest created herein is specifically terminated in writing by a duly authorized officer of the Lender.

(b)	It is intended that the Collateral Interests created herein extend to and cover all assets of each Borrower other than the Excluded Assets.

ARTICLE 9: LENDER AS BORROWER’S ATTORNEY-IN-FACT:

9.1 APPOINTMENT AS ATTORNEY-IN-FACT. Each Borrower hereby irrevocably constitutes and appoints the Lender (acting through any of its officers) as that Borrower’s true and lawful attorney, with full power of substitution, which designation the Lender may exercise only following the occurrence and during the continuance of any Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of that Borrower, but for the sole benefit of the Lender, in accordance with the provisions hereof and the UCC for satisfying and discharging in full the Liabilities. The rights and powers granted the Lender by this appointment include but are not limited to the right and power to:

(a)	Prosecute, defend, compromise, or release any action relating to the Collateral.

(b)	Sign change of address forms to change the address to which each Borrower’s mail is to be sent to such address as the Lender shall designate; receive and open each Borrower’s mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Lead Borrower or to any trustee in bankruptcy or receiver of the Lead Borrower, or other legal representative of a Borrower whom the Lender determines to be the appropriate person to whom to so turn over such mail.

(c)	Endorse the name of the relevant Borrower in favor of the Lender upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the relevant Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.

(d)	Sign the name of the relevant Borrower on any notice to that Borrower’s Account Debtors or verification of the Receivables Collateral; sign the relevant Borrower’s name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic’s liens, or assignments or releases of mechanic’s liens securing the Accounts.

(e)	Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker’s acceptance of which any Borrower is a beneficiary.

(f)	Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of each Borrower.

(g)	Use, license or transfer any or all General Intangibles of each Borrower.

9.2 NO OBLIGATION TO ACT. The Lender shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9.1 herein, but if the Lender elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to any Borrower for any act or omission to act, except for any act or omission to act as to which there is a final determination made in a judicial proceeding by a court of competent jurisdiction (in which the Lender has been given an opportunity to be heard), which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith or wilful misconduct.

ARTICLE 10: EVENTS OF DEFAULT:

The occurrence of any event described in this Article 10: respectively shall constitute an “Event of Default” herein. Upon the occurrence of any Event of Default described in Section 10.11, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, the Lender may declare any and all Liabilities immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Lender by any Borrower.

10.1 FAILURE TO PAY THE REVOLVING CREDIT. The failure by any Borrower to pay when due (after the expiration of any applicable grace period) any principal of, interest on, or fees in respect of, the Revolving Credit.

10.2 FAILURE TO MAKE OTHER PAYMENTS. The failure by any Borrower to pay when due (or upon demand, if payable on demand), after the expiration of any applicable grace period, any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit, and such failure shall continue unremedied for more than five (5) days after written notice thereof from the Lender.

10.3 FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply in all material respects with any covenant or Liability included in any of the following provisions hereof:

Section	Relates to:

4.7(a)	Title to Assets

4.8	Indebtedness

4.9	Insurance

4.20	Dividends. Investments. Other Corporate Actions

Article 5:	Reporting Requirements and Financial Performance Covenants

Article 7:	Cash Management

10.4 FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD). The failure by any Borrower to pay or perform in all material respects any covenant or Liability not described in Section 10.1, 10.2 or 10.3 hereof within twenty (20) days following the earlier of any Borrower’s knowledge of a breach or nonpayment of any such covenant or Liability or of its receipt of written notice from the Lender of the breach or nonpayment of such covenant or Liability.

10.5 MISREPRESENTATION. Any representation or warranty at any time made (or deemed made) by any Borrower to the Lender under or pursuant to any Loan Document was not true or complete in all material respects when given.

10.6	ACCELERATION OF OTHER DEBT. BREACH OF LEASE.

(a)	The occurrence of any event such that any Indebtedness of any Borrower in excess of $500,000.00 to any creditor other than the Lender could be accelerated or, without the consent of any Borrower, more than five (5) Leases could then be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

(b)	The occurrence of any default or event of default under the Hanover Property Indebtedness which, if susceptible of being cured, continues and remains uncured for a period of Thirty (30) days.

10.7 DEFAULT UNDER OTHER AGREEMENTS. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document other than this Agreement) between the Lender and any Borrower or instrument given by any Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default) unless such breach or default has been remedied in all material respects within twenty (20) days after written notice thereof from the Lender.

10.8 UNINSURED CASUALTY LOSS. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral.

10.9	ATTACHMENT. JUDGMENT. RESTRAINT OF BUSINESS.

(a)	The service of process upon the Lender seeking to attach, by trustee, mesne, or other process, any funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Lender, which is attachment is not stayed within thirty (30) days after service thereof.

(b)	The entry of any judgment in excess of $500,000.00 against any Borrower, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(c)	The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course, which order is not appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

10.10 BUSINESS FAILURE. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by any Borrower, to initiate a program of partial self-liquidation (other than as provided for in the Business Plan) or a program of total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part, of any Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit generally of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of any Borrower’s business or operations.

10.11 BANKRUPTCY. The failure by any Borrower to generally pay the debts of that Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which any Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which that Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Borrower by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

10.12 INDICTMENT - FORFEITURE. The criminal conviction of any Borrower under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Borrower of its business in the ordinary course.

10.13 GUARANTOR’S DEFAULT. The occurrence of any Guarantor’s Default.

10.14 TERMINATION OF GUARANTY. The termination or attempted termination of any guaranty by any Guarantor.

10.15 CHALLENGE TO LOAN DOCUMENTS.

(a)	Any challenge by or on behalf of any Borrower or any Guarantor to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)	Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

10.16 CHANGE IN CONTROL. Any Change in Control.

10.17 MATERIAL ADVERSE CHANGE. The occurrence of any Material Adverse Change with respect to the Borrowers, taken as a whole.

ARTICLE 11: RIGHTS AND REMEDIES UPON DEFAULT:

11.1 ACCELERATION. Upon the occurrence and during the continuance of any Event of Default as described in Section 10.11, all Indebtedness of the Borrowers to the Lender shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default other than as described in Section 10.11, the Lender may, upon written notice to the Lead Borrower, declare all Indebtedness of the Borrowers to the Lender to be immediately due and payable and may exercise all of the Lender’s Rights and Remedies as the Lender from time to time thereafter determines as appropriate.

11.2 RIGHTS OF ENFORCEMENT. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have all of the rights and remedies of a secured party upon default under the UCC, in addition to which the Lender shall have all and each of the following rights and remedies:

(a)	To give notice to any bank at which any DDA or Blocked Account is maintained and in which Proceeds of Collateral are deposited, to turn over such Proceeds directly to the Lender.

(b)	To give notice to any customs broker of any of the Borrowers to follow the instructions of the Lender as provided in any written agreement or undertaking of such broker in favor of the Lender.

(c)	To collect the Receivables Collateral with or without the taking of possession of any of the Collateral, subject to the other provisions of this Article 11: and the UCC.

(d)	Without causing a breach of the peace, to take possession of all or any portion of the Collateral, subject to the other provisions of this Article 11: and the UCC.

(e)	To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Lender deems advisable and with or without the taking of possession of any of the Collateral, subject to the other provisions of this Article 11: and the UCC.

(f)	To conduct one or more going out of business sales which include the sale or other disposition of the Collateral, subject to the other provisions of this Article 11: and the UCC.

(g)	To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.

(h)	To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

11.3	SALE OF COLLATERAL.

(a)	Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Lender’s disposition of the Collateral.

(b)	The Lender, in the exercise of the Lender’s rights and remedies upon default, may conduct one or more going out of business sales, in the Lender’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Borrower. The Lender and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Lender or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Lender or such agent or contractor and neither any Borrower nor any Person claiming under or in right of any Borrower shall have any interest therein.

(c)

Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Lender shall provide the Lead Borrower such notice as may be practicable under the circumstances), the Lender shall give the Lead Borrower at least ten (10) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Each Borrower agrees that such written notice shall satisfy all requirements for notice to that Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Lender’s rights and remedies upon default.

(d)	The Lender may purchase the Collateral, or any portion of it, at any sale held under this Article.

(e)	If any of the Collateral is sold, leased, or otherwise disposed of by the Lender on credit, the Liabilities shall not be deemed to have been reduced as a result thereof unless and until payment is finally received thereon by the Lender.

(f)	The Lender shall apply the proceeds of the Lender’s exercise of its rights and remedies upon default pursuant to this Article 11: in such manner, and with such frequency, as the Lender determines.

11.4 OCCUPATION OF BUSINESS LOCATION. In connection with the Lender’s exercise of the Lender’s rights under this Article 11:, upon the occurrence and during the continuance of any Event of Default, the Lender, without causing a breach of the peace, may enter upon, occupy, and use any premises owned or occupied by each Borrower, and may exclude each Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Lender. The Lender shall not be required to remove any of the Collateral from any such premises upon the Lender’s taking possession thereof, and may render any Collateral unusable to the Borrowers. In no event shall the Lender be liable to any Borrower for use or occupancy by the Lender of any premises pursuant to this Article 11:, nor for any charge (such as wages for any Borrower’s employees and utilities) incurred in connection with the Lender’s exercise of the Lender’s Rights and Remedies.

11.5 GRANT OF NONEXCLUSIVE LICENSE. Each Borrower hereby grants to the Lender a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which any Borrower now or hereafter has rights, such license being solely with respect to the Lender’s exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

11.6 ASSEMBLY OF COLLATERAL. The Lender may require any Borrower to assemble the Collateral and make it available to the Lender at the Borrowers’ sole risk and expense at a place or places which are reasonably convenient to both the Lender and the Lead Borrower.

11.7 RIGHTS AND REMEDIES. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the “Lender’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12: NOTICES:

12.1 NOTICE ADDRESSES. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

1f to the Lender:

Wells Fargo Retail Finance II, LLC

One Boston Place - 18th Floor

Boston, Massachusetts 02108

Attention:      Michele Ayou

                      Vice President

Fax:               617 523-4032

With a copy to:

Riemer & Braunstein LLP

Three Center Plaza

Boston, Massachusetts 02108

Attention:          Donald E. Rothman, Esquire

Fax:                   617 880 3456

If to the Lead Borrower

And All Borrowers:

dELiA*s, Inc.

435 Hudson Street

New York, New York 10014

Attention:    Chief Financial Officer

Fax:              212 590 6326

With a copy to:

dELiA*s, Inc.

435 Hudson Street

New York, New York 10014

Attention:    Ed Taffett, Esquire

Fax:              212-590-6310

With a copy to:

Katten Muchin Rosenman LLP

1025 Thomas Jefferson St., N.W.

East Lobby, Suite 700

Washington, District of Columbia 20007-5201

Attention:    Richard Graf, Esquire

Fax:              202.298.7570

12.2	NOTICE GIVEN.

(a)	Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By registered mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

(ii)	By recognized overnight express delivery: the Business Day following the day when sent.

(iii)	By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iv)	By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

(b)	Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13: TERM:

13.1 TERMINATION OF REVOLVING CREDIT.

The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2.8(g) hereof) until the Termination Date.

13.2 ACTIONS ON TERMINATION.

(a)	On the Termination Date, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then outstanding Liabilities including, without limitation, the following:

(i)	The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans ).

(ii)	Any payments due on account of the indemnification obligations included in Section 2.12(e).

(iii)	Any accrued and unpaid Unused Line Fee.

(iv)	Any applicable Early Termination Fee.

(v)	All unreimbursed costs and expenses of the Lender for which any Borrower is responsible.

(b)	On the Termination Date, the Borrowers also shall make such arrangements concerning any L/C’s and any Bank Products and Bank Product Obligations then outstanding as are reasonably satisfactory to the Lender.

(c)	Until such payment (Section (a)) and arrangements concerning L/C’s (Section (b)), all provisions of this Agreement, other than those included in Article 2: which place any obligation on the Lender to make any loans or advances or to provide any financial accommodations to any Borrower, shall remain in full force and effect until all Liabilities shall have been paid in full.

(d)	On the Termination Date, the Borrower shall make such arrangements with respect to any other continuing Liabilities (such as the Borrower’s continuing Liability to reimburse the Lender as set forth in Section 14.8 and continuing indemnification Liability set forth in 14.13 concerning matters or circumstances actually known to the Lender as of the Termination Date which would reasonably be expected to result in any loss, cost, damage or expense) as are reasonably satisfactory to the Lender, such as by the establishment and funding of cash collateral reserve accounts in such amounts as the Lender, in its sole and exclusive discretion, reasonably may determine. The release by the Lender of the Collateral Interests granted to the Lender by the Borrowers hereunder may be upon such other terms, conditions, and indemnifications as the Lender may reasonably require.

(e)	The Lender’s obligation to release the Collateral Interests granted to the Lender by any Borrower on the End Date shall not be affected by any Liability’s then being outstanding to any Affiliate of the Lender.

ARTICLE 14: GENERAL:

14.1 PROTECTION OF COLLATERAL. The Lender has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Lender.

14.2 PUBLICITY. The Lender may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and, subject to prior review by the Borrower in each instance, may make reference to each Borrower (and may utilize any logo or other distinctive symbol associated with each Borrower) in connection with any advertising, promotion, or marketing (including the inclusion of a “case study” of the financing contemplated hereby) undertaken by the Lender.

14.3	SUCCESSORS AND ASSIGNS.

(a)	This Agreement shall be binding upon the Borrowers and their respective representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder.

(b)	In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

(c)	In the event that the Lender assigns or transfers its rights under this Agreement to an assignee which is not an Affiliate of the Lender or a Person controlling, controlled by, or under common control with the Lender (other than in connection with a programmed disposition, by the Lender, of all or a material part of its portfolio of working capital loans), then the Lead Borrower, by irrevocable written notice to such assignee given no later than one hundred eighty (180) days after receipt of notice of such assignment may set the Termination Date as a date which is no more than forty five (45) days after (and counting) the date of such notice.

14.4 SEVERABILITY. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

14.5	AMENDMENTS. COURSE OF DEALING.

(a)	This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Lead Borrower of any Borrower’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Lender to the manner by which the Borrowing Base is determined shall obligate the Lender to continue to determine the Borrowing Base in that manner.

(b)	Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

14.6 POWER OF ATTORNEY. In connection with all powers of attorney included in this Agreement, each Borrower hereby grants unto the Lender (acting through any of its officers) full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as that Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement except for any act or omission to act as to which there is a final determination made in a judicial proceeding by a court of competent jurisdiction (in which the Lender has been given an opportunity to be heard), which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith or wilful misconduct. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by any Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Lender.

14.7 APPLICATION OF PROCEEDS. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Lender determines in its sole discretion, consistent, however, with all applicable provisions of this Agreement and the UCC. The Borrowers shall remain liable for any deficiency remaining following such application.

14.8	INCREASED COSTS.

(a)	If, as a result of any Requirement of Law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:

(i)	subjects the Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by any Borrower to the Lender under this Agreement (except for taxes on the Lender based on net income, capital, or the franchise held by such Lender imposed by the jurisdiction in which the principal or lending offices of the Lender are located);

(ii)	imposes, modifies or deems applicable any reserve (other than a reserve included in the computation of the Reserve Percentage), cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of the Lender;

(iii)	imposes on the Lender any other condition with respect to any Loan Document; or

(iv)	imposes on the Lender a requirement to maintain or allocate capital in relation to the Liabilities;

and the result of any of the foregoing, in the Lender’s reasonable opinion, is to increase the cost to the Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by the Lender in respect of any loan, advance or financial accommodation by an amount which the Lender deems to be material, then, except as provided in Section (b), upon written notice from the Lender, from time to time, to the Lead Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrowers shall forthwith pay to the Lender, upon receipt of such notice, that amount which shall compensate the Lender for such additional cost or reduction in income.

(b)	The obligation of the Borrowers to compensate the Lender pursuant to Section (a) is subject to the following conditions:

(i)	The Lender’s giving of notice to the Lead Borrower of an event which gives rise to such compensation obligation within ninety (90) days after the Lender has received conclusive notice of the occurrence of the relevant circumstance giving rise to such obligation.

(ii)	The Lender’s charging of its customers who are similarly situated to the Borrowers in respect of any increased costs or reduction in income on account of which an obligations under Section (a) arises.

14.9	COSTS AND EXPENSES OF THE LENDER.

(a)	The Borrowers shall pay the following:

(i)	The reasonable costs, expenses, and disbursements (including attorneys’ reasonable fees and expenses of the Lender’s outside counsel) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of the other Loan Documents as part of the establishment of the credit facility contemplated hereby, provided that Borrower’s responsibility for legal fees to Lender’s outside counsel in connection with such preparation, negotiation, execution, and delivery of this Agreement and of the other Loan Documents shall not exceed $35,000.

(ii)	From time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements not described in Section (i) which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities (except as otherwise provided herein to the contrary).

(b)	Each Borrower authorizes the Lender to pay all such fees and expenses and, in the Lender’s discretion, to add such fees and expenses to the Loan Account.

(c)	The undertaking on the part of each Borrower in this Section 14.9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14.9.

14.10 COPIES AND FACSIMILES. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished by or to the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

14.11 MASSACHUSETTS LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

14.12 CONSENT TO JURISDICTION.

(a)	The Lender and each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, the Lender and each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)	The Lender and each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c)	The Lender and each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)	The Lender and each Borrower agrees that any action commenced by the Lender or by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

14.13 INDEMNIFICATION. Each Borrower shall indemnify, defend, and hold the Lender and any of their respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrowers or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the Collateral; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender’s selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding by a court of competent jurisdiction (in which the Lender or other Indemnified Person, as the case may be, has been given an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner, in actual bad faith or in willful misconduct. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 14.13.

14.14 RULES OF CONSTRUCTION. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)	Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b)	Words in the singular include the plural and words in the plural include the singular.

(c)	Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

(i)	“Authenticate” means “signed”.

(ii)	“Record” means written information in a tangible form.

(d)	Titles, headings (indicated by being underlined or shown in SMALL CAPITALS) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(e)	The words “includes” and “including” are not limiting.

(f)	Text which follows the words “including, without limitation” (or similar words) is illustrative and not limitational.

(g)	Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(h)	The words “may not” are prohibitive and not permissive.

(i)	Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(j)	Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(k)	The term “Dollars” and the symbol “$” each refers to United States Dollars.

(l)	Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(m)	References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(n)	Except as otherwise specifically provided, all references to time are to Boston time.

(o)	In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)	Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)	The word “from” means “from and including”.

(iii)	The words “to” and “until” each mean “to, but excluding”.

(iv)	The word “through” means “to and including”.

(p)	The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14.15 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

14.15 INTENT. It is intended that:

(a)	This Agreement take effect as a sealed instrument.

(b)	The scope of all Collateral Interests created by any Borrower to secure the Liabilities be broadly construed in favor of the Lender and that they cover all assets of each Borrower other than any Excluded Assets.

(c)	All Collateral Interests created in favor of the Lender at any time and from time to time secure all Liabilities, whether now existing or contemplated or hereafter arising.

(d)	Except as otherwise specifically provided herein, all reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender’s relationship(s) with any Borrower shall be borne by the Borrowers.

(e)	Unless otherwise explicitly provided herein, the Lender’s consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section 2.15 hereof.

14.16 PARTICIPATIONS: The Lender may sell participations in the Lender’s interests herein to one or more financial institutions; provided, however, that (i) the Lender’s obligations under this Agreement (including, without limitation, its commitment hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any Revolving Credit Note for all purposes of this Agreement, (iv) the Borrowers and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by or on behalf of any Borrower therefrom.

14.17 CONFIDENTIALITY: The Lender agrees that, except with the prior consent of the Lead Borrower, it will not disclose any confidential information with respect to the Borrowers which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided, however, that the Lender may disclose any such information as follows:

(a)	To the following:

(i)	To its employees, Affiliates, advisors or counsel to the extent that they should have a need to know such confidential information, in which case the Lender shall be responsible to the Borrowers for the failure of any of them to comply with the confidentiality provisions contained herein.

(ii)	To any prospective or actual transferee or participant in connection with any contemplated transfer or participation of this Agreement, the Liabilities, or any interest therein by the Lender, which transfer or participation is permitted by the terms of this Agreement and which transferee or participant agrees to be bound by this Section 14.17.

(b)	As has become generally available to the public.

(c)	As may be required or appropriate in any report, statement or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the Lender.

(d)	As may be required or appropriate in respect to any summons or subpoena or in connection with any litigation.

(e)	In order to comply with Applicable Law.

14.18 RIGHT OF SET-OFF. Any and all deposits or other sums at any time credited by or due to any Borrower from the Lender or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Borrower to the Lender or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not other collateral is then available to the Lender.

14.19 PLEDGES TO FEDERAL RESERVE BANKS: Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), from pledging all or any portion of that Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

14.20 MAXIMUM INTEREST RATE. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were “Collateral.”

14.21 WAIVERS.

(a)	Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section (b), below, to the full extent permitted by Applicable Law and knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether now or in the future, is relying on such waivers.

(b)	EACH BORROWER RESPECTIVELY WAIVES THE FOLLOWING:

(i)	Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.

(ii)	Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

(iii)	THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)	Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)	Any claim to consequential, special, or punitive damages.

14.22 EXISTING LOAN AGREEMENT AMENDED AND RESTATED. This Agreement shall amend and restate the Existing Loan Agreement in its entirety. On the Effective Date, the rights and obligations of the parties under the Existing Loan Agreement shall be subsumed within and be governed by this Agreement; provided, however, that, except as specifically provided herein, each of the “Revolving Credit Loans” (as such term is defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement on the Effective Date shall, for purposes of this Agreement, be included as (and deemed to be) Revolving Credit Loans hereunder and each of the “L/Cs” (as such term is defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement on the Effective Date shall, for purposes of this Agreement, be included as (and deemed to be) L/Cs hereunder.

dELiA*s, INC.
(“Lead Borrower”)

By:	/s/ Robert E. Bernard
Print Name: Robert E. Bernard
Title: Chief Executive Officer

dELiA*s , INC.
ALLOY MERCHANDISE, LLC, dELiA*s ASSETS CORP.
SKATE DIRECT, LLC dELiA*s GROUP INC. dELiA*s OPERATING COMPANY dELiA*s RETAIL COMPANY
(“Borrowers”):

By:	/s/ Robert E. Bernard
Print Name: Robert E. Bernard
Title: Chief Executive Officer

WELLS FARGO RETAIL FINANCE II, LLC
(“Lender”)

By:	/s/ Michele Ayou
Print Name: Michele Ayou
Title: Vice President